                                   EXHIBIT 2.5




                   NUMBER 2 OF THE DOCUMENT REGISTER FOR 2002




                              [LION CREST GRAPHIC]




                                     D o n e



                    at Frankfurt am Main, on January 31, 2002


                    Before me, the undersigned Notary Public in the district of the Oberlandesgericht (Court of Appeals) of Frankfurt am Main



                                DR. MICHAEL THOMA



                        with offices in Frankfurt am Main

          who at the request of the parties had come to the offices of
                         Mayer, Brown & Platt Gaedertz,
                         Bockenheimer Landstr. 98 - 100,
                            D-60323 Frankfurt am Main


appeared today:

1.     Mr. Michael J.Berthelot,
       born on June 19, 1950
       residing: One Cedare Ridge Drive,
       Warren, NJ 07059, USA,

       acting not for himself  but exclusively for

1.1    Seeger-Orbis GmbH & Co. OHG
       Wiesbadener Stra(beta)e 243
       61462 Konigstein im Taunus
       registered in the Commercial Register
       of the Municipal Court of Konigstein im Taunus under HR A 2500,

                                     - hereinafter referred to as "SELLER" -

       represented by its general partner
       TransTechnology Seeger-Orbis GmbH
       Wiesbadener Stra(beta)e 243
       61462 Konigstein im Taunus

       registered in the Commercial Register of the Municipal Court of Konigstein im Taunus under HRB 38 65

                                     - hereinafter referred to as "TTSO" -

      As proof of his joint authority to represent Seller, the deponent under 1. submitted the following:

      (i) a certified excerpt from the Commercial Register of the Municipal Court of Konigstein im Taunus - HR A 2500, dated January 28, 2002, a certified copy of which will be attached to this notarial deed as EXHIBIT A, showing that TTSO is the sole managing general partner of Seller,

      (ii) a certified excerpt from the Commercial Register of the Municipal Court of Konigstein im Taunus - HRB 3865 - dated January 4, 2002, a certified copy of which will be attached as EXHIBIT B, showing that the deponent under 1. and Mr. Sven-Uwe Wolber, born on December 16, 1943, residing at Am Abtswald 66, 65366 Geisenheim-Johannisberg are managing directors with joint signing authority of TTSO.

1.2   TRANSTECHNOLOGY CORPORATION


      a corporation incorporated pursuant to the laws of the State of Delaware, USA, with business address at
      150 Allen Road,
      Liberty Corner, N.J. 07938, USA

                                     - hereinafter referred to as "TTC" -.

      By way of proof of his power of representation, the deponent under 1. submitted a notarially certified power of attorney dated January 25, 2002 of TTC which bears an Apostille and a certified copy of which is attached to this notarial deed as EXHIBIT C.

      By way of proof of the existence of TTC and by way of proof of the power of representation of the signatory of the power of attorney, the deponent submitted a Secretary's Certificate of TTC dated January 25, 2002 and a certified copy of which is attached to this notarial deed as EXHIBIT D.

1.3   TRANSTECHNOLOGY GB LTD.

      a corporation incorporated pursuant to the laws of the United Kingdom, with business address at
      Hayfield Colner Road,
      Glasburn, Keighley,
      West Yorkshire BD 2 O 8 QP, United Kingdom

                                     - hereinafter referred to as "TTGB" -

      By way of proof of his power of representation, the deponent under 1. submitted a notarially certified copy of a resolution of the Board of Directors of TTGB approving the execution of the agreements covered by this notarial deed which bears the Apostille and a certified copy of which is attached to this notarial deed as EXHIBIT E. 1. An excerpt from the company's register of TTGB is attached hereto as EXHIBIT E.2.

2.    Mr. Sven-Uwe Wolber,
      born on December 16, 1943,
      residing at Am Abtswald 66,
      D-65366 Geisenheim-Johannisberg

      acting not for himself but exclusively for Seller.

      As proof of his joint authority to represent Seller, the deponent under 2. referred to

      EXHIBITS A and B.

3.    Mr. Philip A. Goodrich,
      born on October 3, 1956,
      residing: 138 Northington Drive
      Avon, Connecticut 06001, USA.

      acting not for himself but exclusively for

3.1   Barnes Group (Germany) GmbH & Co. OHG
      statutory seat in Frankfurt am Main
      c/o Mayer, Brown & Platt Gaedertz

                                     - hereinafter referred to as "PURCHASER" -

      represented by its general partner

      "Radom" Neunte Beteiligungsgesellschaft mbH
      (to be renamed Barnes Group (Germany) GmbH) statutory seat in Frankfurt am Main registered in the Commercial Register of the Municipal
      Court of Frankfurt am Main under file No. HRB 53427

                                     - hereinafter referred to as "RADOM" -

      in his capacity as Radom's managing director (Geschaftsfuhrer) with single signing authority.

      As proof of his authority to represent Purchaser, the deponent under 3. submitted

(i) an authenticated copy of an application (Handelsregisteranmeldung) dated January 29, 2002 (Document Register No. 52/2002 of the Notary Public Dr. Hans Hofmann in Frankfurt am Main) filed with the Commercial Register of the Municipal Court of Frankfurt am Main on January 30, 2002, which will be attached to this notarial deed as EXHIBIT G, showing that Radom is the sole managing general partner of Purchaser;

(ii) a certified excerpt from the Commercial Register of the Municipal Court of Frankfurt am Main, HR B 53427, dated January 11, 2002, a copy of which will be attached to this notarial deed as EXHIBIT H, and

(iii) an authenticated copy of an application (Handelsregisteranmeldung) dated January 29, 2002 filed with the Commercial Register of the Municipal Court of Frankfurt am Main for file No. HRB 53427 on January 30, 2002, which will be attached to this notarial deed as EXHIBIT I, showing that the deponent under 2. is managing director (Geschaftsfuhrer) with single signing authority of Radom (Document Register No. 50/2002 of the Notary Public Dr. Hans Hofmann in Frankfurt am Main).

      The deponent promised to supply to the Notary Public certified excerpts from the Commercial Register of the Municipal Court of Frankfurt am Main showing Purchaser's registration as general partnership, Radom's registration as sole managing general partner of Purchaser and the registration of the deponent under 2. as managing director of Radom; the Notary Public shall then take copies thereof to his notarial files.

3.2   BARNES GROUP INC.

      a corporation incorporated pursuant to the laws of the State of Delaware, USA, with business address at 123 Main Street
      Bristol, CT 06011-0489, USA

                                     - hereinafter referred to as "BARNES" -.

      in his capacity as Senior Vice President, Corporate Development, of Barnes. By way of proof of the existence of Barnes and by way of proof of his power of representation the deponent under 3. submitted an Assistant Secretary's Certificate of

      Barnes dated January 17, 2002 which bears an Apostille. This Assistant Secretary's Certificate was issued in the context of a Power of Attorney dated January 17, 2002 issued by the deponent under 3. on behalf of Barnes. Certified copies of the Power of Attorney and of the Secretary's Certificate are attached to this notarial deed as EXHIBITS J AND K, respectively.

The deponents asked the Notary Public to record the following minutes in the English language. The Notary Public, who has command of the English language, ascertained to his satisfaction that the deponents are in command of the English language. The Notary Public pointed out to the deponents that they can request a German translation of this notarial deed. However, the deponents stated that they do not request a German translation of this notarial deed.

The deponent under No. 1 proved his identity by submitting his valid U.S. passport, No. 112007779.

The deponent under 2. proved his identity by submitting his valid identity card of the Federal Republic of German No.4190159551.

The deponent under No. 3 proved his identity by submitting his valid U.S. passport, No. 152163688.

In reference to Section 3 para. 1 No. 7 of BeurkG (Beurkundungsgesetz - Law Governing Official Recordings), the Notary Public asked the deponents whether he or any of the persons with whom he is professionally associated had been or still are involved in a matter which is the subject matter of this notarization. The deponents responded in the negative. The deponents, acting as indicated, declared to enter into the following

         PURCHASE AGREEMENT REGARDING REAL PROPERTY AND MOVEABLE ASSETS

                                    PREAMBLE:

WHEREAS, Seller is a general partnership registered in the Commercial Register of the Municipal Konigstein im Taunus under HR A 2500, which is engaged in the "SEEGER-ORBIS BUSINESS" (as hereinafter defined).

WHEREAS, Seller operates its business on the "SEEGER-ORBIS PREMISES" (as hereinafter defined).

WHEREAS, Purchaser is a general partnership with statutory seat in Frankfurt the general partners of which are Barnes Group (Delaware) LLC, , a limited liability company under the laws of the State of Delaware, USA, with statutory seat in Delaware, USA, and Radom (to be renamed Barnes Group (Germany) GmbH and to be relocated to Konigstein im Taunus). Purchaser will ultimately be renamed "Seeger-Orbis GmbH & Co. OHG".

WHEREAS, the ultimate parent of Barnes Group (Delaware) LLC and Radom is Barnes.

WHEREAS, Purchaser intends to acquire the Seeger-Orbis Premises and moveable assets owned by Seller pertaining to the Seeger-Orbis Business excluding any liabilities (except as set forth in this Agreement) and Seller intends to sell its business premises and assets to Purchaser.

WHEREAS, TTGB is a party to this Agreement only for purposes of entering into the Covenant as provided in Section III.3.

WHEREAS, in addition to the terms defined above, the following definitions shall apply throughout this Agreement:

Affiliated Enterprise                  -  enterprise which is directly or
                                          indirectly affiliated with another
                                          enterprise within the meaning of
                                          Section 15 of the German Stock
                                          Corporation Act (AktG)

Agreement on Release of Security       -  as defined in Section I.3.2 (b)

AO (Abgabenordnung)                    -  German Fiscal Code

Audited Financial Statements           -  as defined in Section II.4.7

Bank Guarantee                         -  as defined in Section III.5.1.1

Barnes                                 -  Barnes Group Inc.

BetrAVG (Gesetz zur Verbesserung der   -  German Law for the Improvement of
betrieblichen Altersversorgung)           Company Old-Age Pension Arrangements
                                          of December 19, 1974 (as amended)

BGB (Burgerliches Gesetzbuch)          -  German Civil Code, as amended
                                          effective January 1, 2002 by Law of
                                          November 26, 2001

BHF Account                            -  as defined in Section I.3.4

BHF Bank                               -  BHF-Bank Aktiengesellschaft, Neue
                                          Mainzer Strasse 74-76, D-60311
                                          Frankfurt am Main

BHF Bank Claim                         -  as defined in Section I.3.2 (b)

BHF Bank's Counsel                     -  As defined in Section I.3.2.(b)

BHF Bank Counsel's Declaration         -  As defined in Section I.3.2 (b)

Business Day                           -  all days on which banks are open for
                                          business in Frankfurt am Main, Germany
                                          and New York, New York

Cancellation Consent                   -  as defined in Section I.3.2 (b)

Closing Balance Sheet                  -  as defined in Section II.3.2.5

Closing Date                           -  as defined in Section III.6.2


Competing Products                     -  as defined in Section III.3.1 and
                                          Exhibit III.3.1

Conditions Precedent                   -  as defined in Section III.6.1

Covenant                               -  as defined in Section III.3.1

Current Administrative Charges         -  as defined in Section I.4.7

Development Dues                       -  as defined in Section I.4.7

Expert Arbitrator                      -  as defined in Section II.3.2.5

Financial Statements                   -  as defined in Section II.4.7

French Sales Office                    -  TransTechnology France, 46, Avenue des
                                          Freres Lumiere, F-78190 Trappes

German Sales                           -  Sales of products and services
                                          (as defined in Section 38 GWB)
                                          invoiced to customers located in
                                          Germany

GWB (Gesetz gegen Wettbe-              -  German Act against Restraints of
werbsbeschrankungen)                      Competition


HGB (Handelsgesetzbuch)                -  German Commercial Code

Intellectual Property                  -  as defined in Section II.4.4

Interim Financial Statements           -  as defined in Section II.4.7

Interim Period                         -  as defined in Section II.4.22

Material Contracts                     -  as defined in Section II.1.1.4

Net Assets                             -  as defined in Section II.3.2.1

Notarial Confirmation                  -  as defined in Section I.3.2

Notary Public                          -  as defined in Section I.3.2

Notification                           -  as defined in Section III.5.1.1

Preliminary Purchase Price II          -  as defined in Section II.3.1

Purchase Price I                       -  as defined in Section I.3.1

Purchase Price II                      -  as defined in Section II.3.2.2

Purchase Price Adjustment              -  as defined in Section II.3.4.1

Purchaser                              -  Barnes Group (Germany) GmbH & Co. OHG

Purchaser Claim                        -  as defined in Section III.2.1

Qualifying Claim                       -  as defined in Section III.2.7

Report                                 -  the environmental property assessment
                                          report completed by
                                          ETN-Erdbaulaboratorium Trapp, Neff und
                                          Partner, Konigsbergerstrasse 9,
                                          D-35410 Hungen on December 13, 2001,
                                          which both parties received prior to
                                          the Signing Date.

Residual Contamination                 -  all soil, soil-air and ground water
                                          contamination as well as pollutants in
                                          and on a building (such as asbestos),
                                          in particular

                                          a)  dangerous alterations to the soil
                                              in the sense of Section 2 para. 3
                                              of the Federal Soil Protection Act
                                              (Bundes-Bodenschutzgesetz), and
                                              thereby all impairments to the
                                              functions of the soil which could
                                              cause hazards or material
                                              disadvantages or material
                                              annoyance for the individual or
                                              the general public;

                                          b)  residual contamination in the
                                              sense of Section 2 para. 5 of the
                                              Federal Soil Protection Act and
                                              thus both closed waste removal
                                              facilities and other real estate
                                              upon which waste has been treated,
                                              stored or deposited (former
                                              storage), and real estate of
                                              closed facilities and other real
                                              estate upon which environmentally
                                              hazardous materials were handled,
                                              with the exception of facilities,
                                              the shutting down of which
                                              requires approval pursuant to the
                                              Nuclear Energy Act (former
                                              plants), through which hazardous
                                              alterations to the soil or other
                                              dangers for the individual or the
                                              general public are caused, and

                                          c)  remainders of buildings, technical
                                              installations and military
                                              materials contained in the soil.

Seeger-Orbis Business                  -  the business of Seller insofar as it
                                          is related to the manufacturing,
                                          assembling or selling of circlips,
                                          retaining rings, lockwashers, spring
                                          washers, spring nuts, spring pins and
                                          the associated assembly tooling, but
                                          not including the business of the
                                          Affiliated Enterprises of Seller
                                          located inside or outside of Germany

Seeger-Orbis Premises                  -  the business premises at Wiesbadener
                                          Strasse 243, D-61462 Konigstein im
                                          Taunus

Seller                                 -  Seeger-Orbis GmbH & Co. OHG

Service Agreement                      -  as defined in Section III.7.1 (b)

Signing Date                           -  the date of signing of this Agreement

Sold Assets                            -  as defined in Section II.1.1

Sold Property                          -  as defined in Section I.2

Space                                  -  as defined in Section II.1.1.2

Supply Agreements                      -  as defined in Section III.6.1(d)

Threshold Amount                       -  as defined in Section III.2.7

Taxes                                  -  all taxes, ancillary tax charges
                                          within the meaning of Section 3 AO,
                                          customs charges, social security
                                          payments and contributions, charges,
                                          including charges of the German
                                          workers' compensation scheme
                                          (Berufsgenossenschaft), and other
                                          governmental fiscal charges,
                                          contributions, and public levies of
                                          any kind

Territory                              -  as defined in Section III.3.1

Third-Party Claim                      -  as defined in Section III.2.5.2

TTC                                    -  TransTechnology Corporation

TTC Group                              -  all of TransTechnology Corporation,
                                          TransTechnology Seeger-Orbis, Inc.,
                                          TransTechnology Seeger-Orbis GmbH,
                                          Seeger-Orbis GmbH & Co. OHG,
                                          Seeger-Orbis Beteiligungsgesellschaft
                                          mbH and TransTechnology GB Ltd.

TTGB                                   -  TransTechnology GB Ltd.

TTSO                                   -  TransTechnology Seeger-Orbis GmbH

US GAAP                                -  as defined in Section II.3.2.3


NOW, THEREFORE, the parties enter into the following agreements:

                                       I.

                        REAL PROPERTY PURCHASE AGREEMENT

1.    Plots of Land:

      In the Land Register of Schneidhain of the Municipal Court of Konigstein im Taunus Seller is registered as the owner of the following parcels of land; all of the parcels form part of the District of (Gemarkung) Schneidhain, Cadastral Unit (Flur) 6 and are registered as follows:

1.1   FOLIO (BLATT) 615:

      NO.      PLOT                          USAGE, LOCATION                        ha    a    m(2)
      ---      ----                          ---------------                        ---  ---   ----
      22      115/29    Building and vacant land, Wiesbadener Strasse 243 - 247           6     84
      23      115/25    Building and vacant land, Wiesbadener Strasse 243 - 247     2    68     99
      24      115/28    Building and vacant land, Wiesbadener Strasse 243 - 247          53     52

      These plots of land are, according to an authenticated excerpt from the Land Register dated November 21, 2001, encumbered as follows:

(a) In the SECOND DIVISION of the Land Register the following encumbrances are registered:

      NO. 2, PLOT 115/25

      The power company Main-Kraftwerke AG, Frankfurt am Main-Hochst, is entitled to install, operate and maintain energy supply cables. The owner of the encumbered plots of land may not undertake or tolerate any measures which endanger or make impossible the existence or the operation of the cables. The exercise of this right may be assigned to third parties. Registered on December 20, 1960.

      (Plot 115/25 came into existence as a consolidation of the formerly independent plots 115/9, 115/17, 115/14, 115/18, 115/21, 103/3, 115/6,
      115/22 and 115/23. This encumbrance was registered with respect to plots 115/9 and 115/17.)

      NO. 5, PLOT 115/28

      The power company Main-Kraftwerke AG, Frankfurt am Main-Hochst, is entitled to install, operate and maintain energy supply cables. The owner of the encumbered plots of land may not undertake or tolerate any measures which endanger or make impossible the existence or the operation of the cables. The exercise of this right may be assigned to third parties. Registered on December 20, 1960.

      (Plot 115/28 came into existence as a result of the splitting of the original plot 115/19 into plots 115/28 and 115/30).

      NO. 9, PLOT 115/25

      Limited personal servitude (beschrankte personliche Dienstbarkeit) (right to maintain an underground energy supply cable) in favor of Main-Kraftwerke AG in Frankfurt am Main-Hochst. Registered on February 15, 1972.

      NO. 10, PLOT 115/25

      Limited personal servitude (beschrankte personliche Dienstbarkeit) (right to maintain a cable) in favor of Main-Kraftwerke AG in Frankfurt am Main. Registered on March 16, 1961.

(b) In the THIRD DIVISION of the Land Register the following encumbrances are registered:

      THIRD DIVISION NO. 2

      Land charge (Grundschuld) on plots number 115/29, 115/25 and 115/28 in the amount of DM 7,000,000 in favor of The First National Bank of Boston, Frankfurt Branch, 60325 Frankfurt am Main, with an interest rate of 15 % per annum and one-off ancillary payments of 5%. It is immediately enforceable according to Section 800 of the German Code of Civil Procedure. Joint encumbrance (Gesamthaft) Folios 615 and 699. Registered on July 26, 1996.

1.2   FOLIO (BLATT) 699

      NO.      PLOT                         USAGE, LOCATION                      ha   a    m(2)
      ---      ----                         ---------------                      ---  ---  ----
       2      115/15    building site and surrounding area, Wiesbadener               13   99
                        Strasse 243 - 247
       3      115/16    building site and surrounding area, Wiesbadener               27   63
                        Strasse 243 - 247
      19      115/26    building and vacant land, Wiesbadener Strasse 243 - 247       24   45
      21      115/27    building and vacant land, Wiesbadener Strasse 243 - 247       1    60


      These plots of land are, according to an authenticated excerpt from the Land Register dated November 21, 2001, encumbered as follows:

(a) In the SECOND DIVISION of the Land Register the following encumbrances are registered:

      NO. 5, PLOT 115/15

      Limited personal servitude (beschrankte personliche Dienstbarkeit) (right to maintain an underground energy supply cable) for Main-Kraftwerke AG in Frankfurt am Main-Hochst. Registered on February 15, 1972.

(b) In the THIRD DIVISION of the Land Register the following encumbrances are registered:

      THIRD DIVISION NO. 1:

      Land charge (Grundschuld) on plots number 115/15, 115/16, 115/26 and 115/27 in the amount of DM 7,000,000 in favor of The First National Bank of Boston, Frankfurt Branch, 60325 Frankfurt am Main, with an interest rate of 15% per annum and one-off ancillary payments of 5%. It is immediately enforceable according to Section 800 of the German Code of Civil Procedure. Joint encumbrance (Gesamthaft) Folios 615 and 699. Registered on July 26, 1996.

2.    SALE AND CONTRACTING PARTIES

      Seller hereby sells to Purchaser the plots of land described in further detail in Sections I.1.1. and I.1.2 of this deed, together with all rights, obligations and statutory components, and free of any encumbrances in the Second and Third Divisions of the Land Register, with the exception of

      -     the priority notices agreed upon pursuant to Section I.6.2,

      - any official restrictions recorded in the meantime (such as reallocation or development notices), and

      - the encumbrances registered in the Second Division of the Land Register described in Sections I.1.1 (a) and I.1.2 (a).

      Purchaser hereby purchases the plots of land thus designated (hereinafter referred to as the "SOLD PROPERTY").

      Seller undertakes to effect the deletion of the encumbrances registered in the Third Division and herewith APPLIES for the deletion.

3.    PURCHASE PRICE

3.1 The purchase price for the Sold Property amounts to US$ 6,500,000.00 (in words: U.S. Dollars six million five hundred thousand). This purchase price for the Sold Property is hereinafter also referred to as "PURCHASE PRICE I".


      Should the sale and transfer of the Sold Property be subject to value-added tax, Purchaser shall pay the required amount of value-added tax to Seller as set forth in Section III.1. of this Agreement.

3.2   Purchase Price I is due and payable on the Closing Date as defined in
      Section III.6.2.

      (a) One of the Conditions Precedent for the occurrence of the Closing Date is that Purchaser and Seller have received written confirmation (hereinafter referred to as "NOTARIAL CONFIRMATION") from the acting Notary Public (hereinafter referred to as the "NOTARY PUBLIC"), to the effect that


      (i) the title priority notices (Auflassungsvormerkungen) in favor of Purchaser have been recorded in the Land Register ranking immediately after the encumbrances referred to in Sections I.1.1 (a) and (b) and in Section I.1.2 (a) and (b) of this deed and ranking after any restrictions such as reallocation or development notices, which were recorded in the Land Register pursuant to public law in the meantime;

      (ii) no pre-emptive rights exist in favor of the competent local authorities or the competent local authorities have waived their right to exercise such rights.


      (b) Another one of the Conditions Precedent for the occurrence of the Closing Date is that Purchaser and Seller have received a written statement from Markus Fisseler or T. Luthra of Freshfields Bruckhaus Deringer, Prannerstrasse 10, D-80333 Munich, or another partner of said law firm, counsel of BHF-Bank Aktiengesellschaft. D-60311 Frankfurt am Main (hereinafter referred to as "BHF BANK") (such counsel hereinafter being referred to as "BHF BANK'S COUNSEL" and such statement hereinafter being referred to as "BHF BANK COUNSEL'S DECLARATION") containing the following:

      (i) BHF Bank's Counsel confirm that they have received the following documents (hereinafter referred to as the "RELEASE DOCUMENTS") from BHF Bank:

      (aa) a consent for the cancellation of the encumbrances in the Third Division of the Land Register for the Sold Property (Aufgabeerklarung und Loschungsbewilligung) duly executed by BHF Bank (together with the land charge certificates(Deutsche Grundschuldbriefe) numbered Gruppe 02 14221991 and Gruppe 02 14624620) (hereinafter referred to as "CANCELLATION CONSENT");

      (bb) an Agreement on Release of Security duly executed on behalf of BHF Bank and of Seller assigning back to Seller the trade receivables against Seller's customers which had been assigned to it for security purposes and retransferring to Seller the moveable property which had been transferred to it for security purposes pursuant to the Security Transfer Agreement and the Global Security Assignment Agreement;

      (ii) BHF Bank's Counsel confirm that they have received the irrevocable instruction from BHF Bank to hand over to Purchaser on the Closing Date the Release Documents upon


      (x) confirmation by BHF Bank in writing that it has received the amount of US$ 17,000,000.00 (seventeen million U.S. Dollars) (hereinafter "BHF BANK CLAIM") or

      (y) proof by Purchaser that the amount of US$ 17,000,000.00 (seventeen million U.S. Dollars) was credited to the BHF Account (as defined in
            Section I.3.4);



      (iii) BHF Bank's Counsel confirm in writing that they are prepared to comply with the instructions of BHF Bank described in the preceding subparagraph (ii).

      The Notarial Confirmation and BHF Bank Counsel's Declaration shall be sent by registered mail/return receipt requested, or by facsimile transmission to

      - the legal advisor of Purchaser, Andreas Hilfrich, Esq. of Mayer, Brown & Platt Gaedertz, Bockenheimer Landstrasse 98-100, 60323 Frankfurt am Main, telefax No. 069-7941-100

      - with a copy to the legal advisor of Seller, Jurgen Reemers, Esq. of Jones, Day, Reavis & Pogue, Hochhaus am Park, Gruneburgweg 102, 60323 Frankfurt am Main, telefax No. 069-9726-3993.

      Drafts of the Cancellation Consent and of the Agreement on Release of Security are attached hereto as EXHIBIT I.3.2(b)A and EXHIBIT I.3.2(b)B

3.3 The parties agree that Purchase Price I shall bear interest from the day on which it falls due at a rate of 5% (five percent) per annum above the basic interest rate (Basiszinssatz) of the German Federal Bank applicable at any given time, if it has not been paid when due; a prior reminder shall not be required before interest accrues.

3.4 Purchase Price I and the Preliminary Purchase Price II shall be in the aggregate US$ 20,000,000. Purchaser shall pay the Purchase Price I to the following nostro account of BHF-Bank AG, D-60311 Frankfurt am Main, thereby discharging its payment obligations vis-a-vis (mit schuldbefreiender Wirkung gegenuber) Seller with respect to Purchase Price
      I:

      Bank of New York
      ABA # 021/000/18
      account holder: BHF-Bank Frankfurt
      account No.: 803-313-0377
      Ref: Seeger-Orbis Sale
      in favor of account No. 200870089

      (hereinafter referred to as "BHF ACCOUNT").

4.    REPRESENTATIONS AND WARRANTIES OF SELLER PERTAINING TO THE SOLD PROPERTY

      Seller herewith represents and warrants with respect to the Sold Property that as of the Closing Date:

4.1.  Except as disclosed in EXHIBIT I.4.1.1,

      (a)   there are no material unfulfilled administrative requirements;

      (b) there are no pending, or to Seller's best knowledge threatened, legal disputes of any sort relating to the Sold Property, and no administrative orders of any sort relating to the Sold Property have been issued, or to Seller's best knowledge, are threatened;

      (c) to the Seller's best knowledge, the Sold Property is not polluted or contaminated with any substances hazardous to human health or the environment nor to the Seller's best knowledge does such pollution or contamination emanate from the Sold Property, in particular prior to the Closing Date to the Seller's best knowledge the Sold Property was not affected by any Residual Contamination; and

      (d) in the applicable zoning plan (Flachennutzungsplan) the Sold Property is shown as an enterprise zone (gewerbliche Bauflache), this term being defined by Section 1 para. 1 of the Regulation on the Use of Land for Construction Purposes (BaunutzungsVO);

      (e) all private and public law requirements and restrictions relating to drinking water protection zones and the aquifer (Grundwasserspiegel) underneath the Sold Property have been complied with in all material respects and the existing water permits are, to the Seller's best knowledge, current and not subject to any pending or threatened proceedings.

4.2 The Sold Property constitutes all the real estate used by Seller for the operation of the Seeger-Orbis Business.

      The buildings, structures and installations on the Sold Property have been, and will be, properly maintained in the ordinary course of business until the Closing Date and the buildings, structures and installations have no defects which would materially impair a normal continuation of the operations of the Seeger-Orbis Business.

      There is no water damage, in particular through groundwater or flood water, fire damage or other material similar forms of damage to the buildings, structures or installations located on the Sold Property.

      In connection with the construction and present use of buildings on the Sold Property, all material planning, zoning and other applicable governmental regulations for the use and enjoyment of the Sold Property have been complied with. In particular,

      (a)   there are no lease agreements for real estate with third parties;

      (b) to the Seller's best knowledge, the construction permits for the buildings erected on the Sold Property are valid; such permits are not subject to any pending, or to Seller's best knowledge, threatened proceedings;

      (c) Seller has not concluded any written agreements for the purchase of land adjacent to the Sold Property; and

      (d) there is no right of any party to rescind the contract pursuant to which Seller acquired title to the Sold Property.

4.3 To the Seller's best knowledge, there are no disputes with any adjoining or neighboring owners, in particular with respect to boundary walls and fences or with respect to any easement, use, right or means of access to the Sold Property.

4.4   The Sold Property is not encumbered with construction charges (Baulasten).

4.5 The principal means of access to the Sold Property is over public roads which are maintained at public expense and, except with respect to such public roads, no means of access to the Sold Property is shared with any other party nor subject to the rights of termination by any other party. The Sold Property enjoys the main services of water, drainage, electricity and gas; to the Seller's best knowledge, none of the Sold Property is located in an area or subject to circumstances particularly susceptible to flooding.

4.6 With the exception of (a) the encumbrances listed in Section I.1.1 (a) and in Section I.1.2(a) registered in the Second Division of the Land Register, (b) the priority notices registered in favor of Purchaser, and
      (c) any official restrictions recorded in the meantime (such as reallocation or development notices), Seller represents and warrants that upon transfer of title of ownership to Purchaser, the Sold Property is free of any encumbrances or restrictions registered in the Land Register.

      To the Seller's best knowledge, no encumbrances or restrictions, including building restrictions, exist that are not registered in the Land Register.

4.7 There are no Taxes or other current administrative levies or fees on the Sold Property outstanding for payment (hereinafter referred to as "CURRENT ADMINISTRATIVE CHARGES"), except those disputed in good faith which will be adequately reserved for on the Closing Balance Sheet. To the extent that Seller has made prepayments of Current Administrative Charges for measures to be effected after the Closing Date that are not reflected on the Closing Balance Sheet Purchaser shall promptly reimburse Seller for such amounts on a pro rata temporis basis.

      All development dues and charges under the Law on Local Government Charges of the State of Hesse (Gesetz uber kommunale Abgaben) (hereinafter collectively referred to as "DEVELOPMENT DUES") which came into existence before and including the Closing Date have been paid or will be paid, irrespective of the date of receipt of an invoice for such Development Dues. To the extent that Seller has made prepayments of Development Dues for measures to be effected after the Closing Date that are not reflected on the Closing Balance Sheet Purchaser shall promptly reimburse Seller for such amounts on a pro rata temporis basis.

      To the extent that other Current Administrative Charges or Development Dues are incurred on or after the Closing Date, these shall be borne by Purchaser as from the Closing Date.

5.    TRANSFER OF POSSESSION

5.1 The transfer of possession of the Sold Property from Seller to Purchaser shall occur on the Closing Date, but not before receipt by or on behalf of Seller of the Purchase Price I and the Preliminary Purchase Price II pursuant to Sections I.3.1 and II.3.3.

      Purchaser undertakes to accept the transfer of possession of the Sold Property.

      Upon the transfer of possession of the Sold Property, the possession, right of enjoyment and all expenses and risks, unless otherwise agreed in this Agreement, shall pass to Purchaser.

      Upon the transfer, Seller shall hand over to Purchaser all documents concerning the Sold Property.

      Seller undertakes to provide access to the Sold Property to Purchaser by the Closing Date at the latest, but not before receipt by or on behalf of Seller of the payments pursuant to Sections I.3.1 and II.3.3. Seller is only obligated to remove any objects not pertaining to the Seeger-Orbis Business as listed in EXHIBIT II.1.2.12 which might disrupt the continuation of said business.

6.    CONVEYANCE (AUFLASSUNG) AND TITLE PRIORITY NOTICE

6.1 Seller and Purchaser are in agreement that title of ownership to the Sold Property is transferred to Purchaser. Seller hereby GRANTS and Purchaser hereby APPLIES for the registration of the transfer of ownership in the Land Register.

      The parties to the Agreement hereby instruct the Notary Public to issue executed copies or certified copies of this notarial deed which contain the transfer of ownership only after the conditions for the application for change of registration of ownership have occurred (Section IV.4). Prior to such date, only such executed copies and certified copies of this notarial deed may be produced which do not contain the transfer of ownership.

6.2 In order to secure Purchaser's claim to acquire title to the Sold Property, Seller GRANTS herewith and Purchaser APPLIES herewith for the registration of a title priority notice in the Land Register of the real property listed in Section I.1. Purchaser GRANTS and hereby APPLIES for the cancellation of this priority notice as soon as Purchaser is registered as the owner of the Sold Property in the Land Register, provided no other entries in the Land Register shall have been made in the meantime and/or applied for until such registration without Purchaser's involvement.

7.    IMPLEMENTATION POWER OF ATTORNEY

7.1   Purchaser and Seller hereby grant power of attorney to

1.    Mrs. Lenamaria Dannenberg-Mletzko, notarial employee,

2.    Mrs. Sabine Wei(beta), notarial employee,

      both of them having offices at
      Bockenheimer Landstra(beta)e 51-53
      60325 Frankfurt am Main

      and to each of them INDIVIDUALLY,

      a) to make all declarations which may still be necessary for the execution of this Agreement, and to make all applications to the Land Register necessary for the implementation of the Purchase Agreement,

      b) to repeat the conveyance and to apply for registration of the transfer of ownership of the Sold Property.

      The attorneys-in-fact are hereby exempted from the restrictions of Section 181 BGB.

7.2   Statements made on the basis of the powers of attorney granted in Section
      I.7.1 can only be effectively made if made before the Notary Public, or his representative or successor in office.

                                       II.

                            ASSET PURCHASE AGREEMENT

1.    Sale of Assets

1.1 Seller hereby sells to Purchaser the following assets, and Purchaser hereby purchases the following assets (schuldrechtliche Verpflichtung), pertaining to the Seeger-Orbis Business (hereinafter also referred to as the "SOLD ASSETS"):

1.1.1 The following fixed assets of the Seeger-Orbis Business owned by Seller on the Closing Date:

      (a)   installations on third party land (Bauten auf fremden Grundstucken);

      (b)   machinery and equipment (Maschinen und technische Anlagen);

      (c) office equipment (Geschaftsausstattung) including data processing equipment as well as stationery and other office stock, samples, promotional material, etc.;

      (d)   transportation equipment;

      (e)   furniture and fixtures;

      (f) construction in progress and prepayments relating thereto (Anlagen im Bau und geleistete Anzahlungen);

      (g)   all of the fixed assets of minor value;

      (h)   assets of Seller located at the French Sales Office; and

      (i)   assets of Seller (dies and tools) located at the TTGB facility.

      To the extent security interests of third parties exist as of the Closing Date in the moveable fixed assets (retention of title or security interests) Seller sells and transfers to Purchaser its expectant rights (Anwartschaftsrechte) as well as future title in case such security interests of third parties expire.


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
      The status of the installations on third party land, machinery and equipment, office equipment including data processing equipment, transportation equipment, furniture and fixtures, and construction in progress and prepayments relating thereto as of the Signing Date as well as the assets located at the French Sales Office and at the TTGB facility is reflected in EXHIBIT II.1.1.1 attached hereto, listing the following data: date of acquisition, acquisition cost, description, location of the assets and book value as of September 30, 2001.

1.1.2 The following inventory of the Seeger-Orbis Business as of the Closing Date and as stored on the Sold Property and in the consignment stocks (hereinafter collectively referred to as "SPACE"):

      (a) raw materials, supplies and operating materials (Roh-, Hilfs- und Betriebsstoffe);

      (b)   works in progress (unfertige Erzeugnisse);

      (c)   finished goods and merchandise (fertige Erzeugnisse und Waren); and

      (d) rights regarding advances on account of purchases (Rechte betreffend geleistete Anzahlungen).

      To the extent security interests of third parties exist as of the Closing Date in the inventories, the Seller hereby sells its expectant rights (Anwartschaftsrechte) as well as future title in case such security interests of third parties expire.

      A list of inventories (including consignment stocks) of the Seeger-Orbis Business as of September 30, 2001, was handed over by Seller to Purchaser prior to the Signing Date. By way of acknowledgment of this fact the first and last page of this list are attached hereto as EXHIBIT II.1.1.2.

1.1.3 The following intangible assets of the Seeger-Orbis Business owned by Seller as of the Closing Date:

      (a)   the firm name of Seller;

      (b) industrial property rights, including patents, trademarks and incoming and outgoing licenses of such rights;

       (c) goodwill, the production and marketing know-how, engineering and manufacturing drawings, and customer lists;

       (d) all computer software rights, including source codes pertaining thereto;

       (e) administrative approvals and licenses, in particular those which are necessary for the operation of the Seeger-Orbis Business, to the extent they are transferable;

       (f) memberships in trade associations, to the extent they are transferable; and

       (g)    domain names.

       The intangible assets as per the Signing Date according to the above items (b) through (g) are completely listed in the list attached hereto as EXHIBIT II.1.1.3.

1.1.4 All written and oral contracts and contract rights as well as implied contracts and contracts based on continued business practice, existing on the Closing Date and pertaining to the Seeger-Orbis Business, but limited only to the contracts listed in EXHIBITS II.1.1.4A, II.1.1.4B, II.1.1.4C AND II.1.1.4D:

       (a) supply and purchase contracts (including warranty claims against suppliers and including the legal position arising from prepayments);

       (b)    contracts regarding consignment stocks;

       (c)    consulting agreements;

       (d)    sale, agency, and distributorship contracts;

       (e)    rental and leasing contracts;

       (f) license contracts, in particular, as licensee or licensor of industrial property rights and computer software rights, including the source codes pertaining thereto;

       (g) employment contracts with employees of Seller, employment contracts with Dieter Rottges, Pavel Enc and Josef Abeling; provided, however, the employment contract with Uwe Gitschtaler and with Eric Loupy and any employees in the French Sales Office having received notice of termination prior to the Closing Date shall not be transferred; and

       (h)    insurance contracts.

       EXHIBIT II.1.1.4A conclusively lists all of the material contracts existing as of the Signing Date and pertaining to the Seeger-Orbis Business (i) with a duration or a termination or notice period of more than three (3) months, (ii) with a value in excess of EUR 25,000 each over the remaining life of the contract (up to the next possible date of termination), or (iii) constituting lease agreements for real estate or offices, outgoing and incoming license agreements (as licensor as well as licensee), cooperation agreements or agreements relating to joint ventures pertaining to the Seeger-Orbis Business (hereinafter referred to as "MATERIAL CONTRACTS").

       EXHIBIT II.1.1.4B contains a listing of all employment contracts of Seller pertaining to the Seeger-Orbis Business, all of which will be assumed by Purchaser pursuant to Section 613a BGB, including the following data: age of employee, date of commencement of employment, special status (e.g. disabled, maternity protection, member of or candidate for Works Council), and annual salary or hourly wage, as the case may be.

       EXHIBIT II.1.1.4C contains a listing of all purchase orders placed prior to the Closing Date but performable after the Closing Date.

       EXHIBIT II.1.1.4D contains a listing of all other written and oral contracts and contract rights described in Section II.1.1.4, except those listed on EXHIBITS II.1.1.4A, II.1.1.4B and II.1.1.4C.

1.1.5 The trade accounts receivable (Forderungen aus Lieferungen und Leistungen) pertaining to the Seeger-Orbis Business as of the Closing Date.

       To the extent that payments are received by Seller after the Closing Date in respect of trade accounts receivable assigned to Purchaser, Seller shall be obliged to transfer such amounts to Purchaser within ten (10) Business Days after receipt by Seller.

       To the extent that Seller has retained title to any goods delivered (possibly with an agreement on extended retention of title ("verlangerter Eigentumsvorbehalt")) by way of security for accounts receivable, the transfer of the accounts receivable shall also extend to Seller's retained (or, if an extension agreement has been entered into, future) security rights, in particular to the goods subject to retention of title and accounts receivable on the resale by the customer. Instead of the possession of the goods subject to retention of title being delivered, Seller assigns to Purchaser, effective the Closing Date, its right to have the goods subject to retention of title delivered to it and Purchaser accepts such assignment.

1.1.6 Receivables arising from advances to employees to be assumed pursuant to
      Section II.1.1.4.

1.1.7  Other accounts receivable.

1.1.8 The claims regarding outstanding quantity and other discounts and rebates with respect to deliveries received prior to the Closing Date.

1.1.9 The "Other Assets" (sonstige Vermogensgegenstande) as defined in Section 266 para. 2 B II 4 of the German Commercial Code ("HGB") serving the Seeger-Orbis Business as of the Closing.

1.1.10 The originals of all of the books, records, correspondence and other documents, pertaining primarily to the Seeger-Orbis Business, to the extent Seller is in possession of such documents.

           To the extent Seller must retain such books, records, correspondence and documents for commercial and tax law purposes, Purchaser shall take care of such safekeeping as of the Closing Date according to the statutory provisions applicable to Seller and its owner. Purchaser shall make sure that the auditors, tax consultants and legal counsel of Seller, as well as the tax and other governmental authorities will, as re-quired and with reasonable advance notice, have access to such books, records, correspondence and documents.

1.1.11 All other tangible and intangible assets being necessary for the operations of the Seeger-Orbis Business as set forth on EXHIBIT II.1.1.11.

1.1.12 Commercial bank balances sufficient to cover any outstanding checks issued but not cleared prior to the Closing Date in order to obtain a reconciled bank balance of zero with respect to the bank accounts set forth on EXHIBIT II.1.1.12.

           Seller shall use best efforts to enable Purchaser to continue these bank accounts.

1.2        EXCLUDED ASSETS

           Excluded from the sale and transfer by Seller are the following assets:

1.2.1 all financial assets as defined in Section 266 para. 2 A III HGB including the shares in TransTechnology Brasil Ltda;

1.2.2 Tax refunds for the period prior to the Closing Date except to the extent booked as Other Receivables or as Prepaid and Other Current Assets and included on the Closing Balance Sheet;

1.2.3 intercompany receivables, i.e., all amounts owed to Seller by Affiliated Enterprises and by enterprises in which participations are held (Forderungen gegen verbundene Unternehmen und gegen Unternehmen, mit denen ein Beteiligungsverhaltnis besteht);

1.2.4      notes receivable;

1.2.5      securities (Wertpapiere);

1.2.6 all assets which are owned by third parties unless such assets are covered by Section II.1.1.1 penultimate paragraph and Section
           II.1.1.2 penultimate paragraph (retention of title and/or security interests);

1.2.7 all assets of and related to the French Sales Office, except those included in Section II.1.1.1 (h);

1.2.8 cash and cash equivalents (including, but not limited to bank receivables) except as specified in Section II.1.1.12;

1.2.9 all rights of Seller to any claims, prepayments, deposits, refunds, rights of recovery and any rights under any insurance policies purchased by Seller or on behalf of Seller or any benefits, proceeds or premium refunds payable or paid thereunder accrued prior to the Closing Date except as reflected on the Closing Balance Sheet;

1.2.10 any personal belongings of employees located at Wiesbadener Str. 243 in Konigstein;

1.2.11 all other assets owned by Seller which do not relate to the Seeger-Orbis Business;

1.2.12 such other assets, whether tangible or intangible, if any, as listed in EXHIBIT II.1.2.12 hereto; and

1.2.13     all deferred taxation assets.

1.3        OBLIGATIONS AND LIABILITIES

           Also effective as of the Closing Date, Purchaser hereby assumes from Seller the following obligations and liabilities, to the extent these obligations and liabilities pertain to the Seeger-Orbis Business and to the extent they are adequately accrued on the Closing Balance Sheet, unless the assumption of such liabilities is specifically excluded herein:

1.3.1      Trade payables (Verbindlichkeiten aus Lieferungen und Leistungen)

1.3.2      Accrued compensation.

1.3.3      Accrued payroll tax.

1.3.4 Other current liabilities (including liabilities relating to payroll tax and to social security and similar obligation but excluding liabilities relating to income tax).

1.3.5 Pension obligations existing vis-a-vis the employees to be assumed pursuant to Section II.1.1.4 as well as vis-a-vis Mr. Josef Abeling. While the existing service and employment agreements between Seller and Mr. Sven-Uwe Wolber will not be assumed by Purchaser, Purchaser has entered into a new Service Contract with Mr. Wolber with effect as of the Closing Date. Purchaser therefore hereby also assumes the pension obligations existing vis-a-vis Mr. Sven-Uwe Wolber.

1.3.6 All obligations of Seller due after the Closing Date under any of the purchase orders, leases, contracts, agreements and commitments included in Section II.1.1.4.

1.3.7 Except as set forth in Sections II.1.3.1 through II.1.3.6 Purchaser does not assume any liabilities of Seller. In particular Purchaser does not assume the following liabilities:

           (i) liabilities to banks and other credit institutions (Verbindlichkeiten gegenuber Banken und sonstigen Kreditinstituten);

           (ii) liabilities on bills accepted and drawn (Verbindlichkeiten aus der Annahme gezogener Wechsel und der Ausstellung eigener Wechsel);

           (iii) intercompany debt i.e., all amounts owed by Seller to Affiliated Enterprises (Verbindlichkeiten gegenuber verbundenen Unternehmen) and to enterprises in which participations are held (Verbindlichkeiten gegenuber Unternehmen, mit denen ein Beteiligungsverhaltnis besteht);

           (iv) warranty liabilities vis-a-vis Seller's customers, other customer claims and product liability obligations of Seller, in all cases with respect to deliveries and performances effected prior to the Closing Date, unless adequately reserved against in the Closing Balance Sheet;

           (v) liabilities from guarantees, indemnities, letters of comfort or similar undertakings in respect of obligations of third parties, unless such liabilities were originally assumed by Seller in connection with contracts being assumed by Purchaser under this Agreement and are listed on EXHIBITS II.1.1.4A, 1.1.4.C OR 1.1.4D;

           (vi) any and all Tax liabilities for time periods preceding the Closing Date, in particular Tax liabilities which Purchaser is deemed to have assumed pursuant to Section 75 AO, unless adequately reserved against in the Closing Balance Sheet;

           (vii) the following obligations vis-a-vis employees, unless adequately accrued on the Closing Balance Sheet:

           - regarding social plan redundancy payments falling due after the Closing Date but which were caused by termination or cancellation agreement which became or become effective on or before the Closing Date; and

           - in respect to employees whose employment relationship had already been effectively terminated on or before the Closing Date;

           - who object to the transfer, pursuant to Section 613a BGB, of their employment relationship to Purchaser; the costs in relation to these employees (remuneration and redundancy costs) shall be shared equally between Seller and Purchaser;

           (viii) environmental obligations and liabilities, both vis-a-vis public authorities and private parties, resulting from the fact that on the Closing Date the Sold Property is polluted or contaminated with any substances hazardous to human health or the environment as well as obligations and liabilities due to Residual Contamination in connection with the Seeger-Orbis Business Premises and the operation of the Seeger-Orbis Business relating to the time up to the Closing Date;

           (ix) liabilities arising from contracts not expressly assumed by Purchaser pursuant to this Agreement;

           (x) liabilities arising from or related to the French Sales Office, including without limitation any costs and expenses arising from closing the French Sales Office and obligations vis-a-vis present or former employees of the French Sales Office who claim that under mandatory French law their employment relationships are deemed to have been assumed by the Purchaser;

           (xi) liabilities arising from or related to (a) the former PEBRA division of Seller, (b) the sale of the PEBRA division, (c) Ellison Rottges & Co. GmbH or (d) any properties ever owned by Ellison Rottges & Co. GmbH unless such properties are incorporated into the Seeger-Orbis Business and sold by Seller to Purchaser pursuant to Section II.1.1 or such liabilities are listed on EXHIBITS II.1.1.4A, II.1.1.4B, II.1.1.4C AND II.1.1.4D;

           (xii) pension obligations to existing pensioners and deferred pensioners (ex-employees who left the Seller or its legal predecessors with vested rights); as to these pension obligations, see Section III.7.1 (b) below;

           (xiii) all obligations of Seller (unless adequately accrued on the Closing Balance Sheet) due prior to the Closing Date under any of the purchase orders, leases, contracts, agreements and commitments included in Section II.1.1.4, other than obligations and liabilities expressly assumed by Purchaser pursuant to Section II.1.3;

           (xiv)    all deferred taxation liabilities.

1.3.8 For the removal of any doubts regarding the identification of assets to be sold and transferred by Seller to Purchaser and of obligations and liabilities to be assumed by Purchaser, the parties refer to
           Exhibit II.3.2.1 which is based on Seller's balance sheet as contained in the Interim Financial Statements as per September 30, 2001 and which reflects the parties' respective intentions.

1.3.9 The exclusion of the assumption of liabilities of Seller by Purchaser according to Section II.1.3.7 above shall be reported for registration with the competent Commercial Registers according to
           Section 25 para. 2 HGB on or immediately after the Closing Date substantially in the form of the draft report letters attached hereto as EXHIBIT II.1.3.9. Seller undertakes to co-operate in filing the necessary applications with the Commercial Registers.

2.         TRANSFER

2.1 Seller hereby agrees with Purchaser that title and/or the expectant rights (Anwartschaften) to the assets and rights set forth in Section
           II.1.1 and the obligations and liabilities listed in Sections
           II.1.3.1 through II.1.3.6 shall, respectively, pass to and be assumed by Purchaser effective as of the Closing Date, but not before the payment of Purchase Price I and the Preliminary Purchase Price II according to Sections I.3.1 and II.3.3.

2.1.1 The transfer of possession of the physical assets sold and transferred to Purchaser according to Section II.1.1 shall take place by granting direct possession of the physical assets sold to Purchaser on the Closing Date, but not before receipt by Seller of the Purchase Price I and the Preliminary Purchase Price II. This shall primarily be accomplished by Purchaser on the Closing Date taking possession of the Seeger-Orbis Premises as provided in Section
           I.5.1 of this Agreement.

           To the extent that, as of the Closing Date, any physical assets to be transferred pursuant to this Agreement are in the possession of third parties, Seller hereby assigns to Purchaser, effective as of the Closing Date, its claims for surrender with respect to such physical assets against these third parties.

2.1.2 To the extent that it shall be necessary or appropriate in connection with the sale and transfer of rights according to Section II.1.1, the parties obligate themselves promptly to make supplementary declarations and execute instruments in the form as appropriate in each given case.


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
           In Section III.6.1(b) the parties have agreed that obtaining the consent of third parties for certain contracts and agreements is a Condition Precedent to certain obligations of the parties under this Agreement. In case of rights and obligations requiring third-party consent that are not referred to in Section III.6.1(b), Seller shall assist Purchaser, if so requested by Purchaser, to obtain such consent. If any required third-party consents are not given, the parties shall handle such agreements as if they had been effectively assigned to or assumed by Purchaser. In the event a right cannot be transferred, Seller shall grant Purchaser a power of attorney to perform and implement such rights in its own name and for its own account, except in such cases where this would constitute a breach of the agreements in question in which case Seller will act as agent for Purchaser in order to obtain for Purchaser the economic benefit thereunder. In the event an obligation or liability to be assumed by Purchaser under this Agreement cannot be assumed by Purchaser, Purchaser will pay or perform such liability or obligation on behalf of Seller.

2.2        Updated Exhibits

           Seller will bring up-to-date on the Closing Date EXHIBITS II.1.1.1 -
           II.1.1.12 through the Closing Date.

3.         PURCHASE PRICE, TERMS OF PAYMENT

3.1 The purchase price for the Sold Assets shall be US$ 13,500,000.00 (thirteen million five hundred thousand U.S. dollars) (hereinafter referred to as the "PRELIMINARY PURCHASE PRICE II") which shall be subject to adjustment pursuant to Section 3.2.2 hereof.

3.2.1 The Purchase Price I and the Preliminary Purchase Price II are based on the assumption that the value of the Sold Assets plus the value of the Sold Property minus the sum of the total assumed liabilities as set forth in Sections II.1.3.1 through II.1.3.6 plus the indemnification obligation pursuant to Section III.7.1 (b) (hereinaf-


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
           ter referred to as "NET ASSETS") of the Seeger-Orbis Business on the Closing Date as reflected on the Closing Balance Sheet at their respective book values shall not be lower than EUR 23,063,806.00 (twenty-three million sixty three thousand eight hundred and six Euros). EXHIBIT II.3.2.1 contains, based on Seller's balance sheet as contained in the Interim Financial Statements as per September 30, 2001, the calculation method of Net Assets.

3.2.2 If the amount of the Net Assets on the Closing Date as reflected in the Closing Balance Sheet is higher or lower than the amount provided for in Section 3.2.1 hereof, the Preliminary Purchase Price II shall be recomputed accordingly on a Euro-for-Euro basis (such recomputed cash purchase price hereinafter being referred to as "PURCHASE PRICE II") and Purchase Price Adjustments shall be effected as described in
           Section II.3.4.

3.2.3 For the purpose of Section 3.2.2 hereof, the Net Assets shall be determined on the basis of the Closing Balance Sheet which shall be prepared in accordance with generally accepted USA accounting principles ("US GAAP"), in accordance with past practice of Seller as reflected in the reporting packages of the German entities of TTC, which have been prepared by Seller for inclusion into the consolidated statements of TTC in the United States and which have been audited by Deloitte & Touche as of March 31, 2000, and March 31, 2001, respectively, for such consolidation purposes and otherwise pursuant to the provisions set out in EXHIBIT II.3.2.1 hereto. In determining Net Assets, amortization expense on good will and other intangible assets and depreciation expense on fixed assets will be taken into account from September 30, 2001 through the Closing Date.

3.2.4 An audited draft closing balance sheet as of the Closing Date shall be prepared by the Purchaser's accountants and submitted to Seller within 120 days after the Closing Date. The draft closing balance sheet shall be reviewed by Seller's accountants within thirty (30) days after delivery of the draft closing balance sheet to Seller. For purposes of such review, Purchaser shall cooperate with Seller by providing it and its accountants and auditors reasonable access to Purchaser's


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
           facilities and offices during its ordinary business hours, provided, however that (i) any such access shall be allowed only in such manner as not to interfere unreasonably with the operations of Purchaser's business in Purchaser's sole discretion, and (ii) Seller gives Purchaser reasonable advance notice of such desired access. Further, Purchaser shall provide reasonable access to Purchaser's books and records and to Purchaser's auditors. Purchaser will grant its permission for its accountants to give Seller's accountants access to Purchaser's accountants' working papers relating to the preparation of the Closing Balance Sheet.

3.2.5 If Seller, or Seller's accountants, object in writing within the 30-day period referred to in Section 3.2.4 to the audited closing balance sheet as prepared by Purchaser's accountants, Purchaser and Seller shall negotiate in good faith for a period of not fewer than thirty (30) days from the date of the written objection to settle the dispute. In the event of an objection by Seller (or its accountants) that cannot be resolved amicably between the parties within such thirty (30) day period, either Seller or Purchaser may notify the other party at any time in writing that the dispute shall be submitted for final settlement to an expert arbitrator (Schiedsgutachter) mutually agreed to between the parties (hereinafter referred to as "EXPERT ARBITRATOR") whose decision shall be binding on the parties involved. If no mutual agreement can be reached regarding the person of the Expert Arbitrator within ten (10) days of the written notification, either party may request the appointment of an Expert Arbitrator by the President of the Institute of Chartered Accountants in Germany (Institut der Wirtschaftsprufer in Deutschland e.V., Dusseldorf). The Expert Arbitrator shall be an independent accountant qualified as a Wirtschaftsprufer in Germany and shall be a member of a recognized accounting firm with international standing.

           The Expert Arbitrator shall be instructed to, authorized to and shall, if necessary, adjust the draft closing balance sheet submitted so as to comply with his decision.

           The closing balance sheet, whether as not objected to, as agreed to between the parties, or as determined by the Expert Arbitrator shall, for purposes of this Agreement, constitute the "CLOSING BALANCE SHEET".


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
           Upon the Expert Arbitrator's first request, Seller and Purchaser shall each advance one half of the estimated expenses and fees of the Expert Arbitrator. Each party to the proceedings shall bear its own costs and those of its consultants. The Expert Arbitrator shall, in his equitably exercised discretion, decide on the final apportionment of his expenses and fees by taking into account to which extent the respective party prevailed or failed in the expert arbitration proceedings.

3.3 The Preliminary Purchase Price II shall be paid by Purchaser free of costs and charges in immediately available funds by wire transfer on the Closing Date as follows, whereby Purchaser discharges its payment obligations vi-a-vis Seller as regards Preliminary Purchase Price II:

3.3.1 The Preliminary Purchase Price II, minus any transactional costs and expenses incurred by Seller in connection with this Agreement, shall be paid into the identical account as set forth in Section I.3.4. Purchaser agrees and acknowledges that it shall disburse the aggregate of Purchase Price I plus the amount set forth in the preceding sentence as one payment transaction. Purchaser further agrees to disburse a portion of Preliminary Purchase Price II as Seller's transactional costs and expenses, in no event to exceed US$3,000,000, in accordance with such payment instructions as notified by Seller to Purchaser in writing at least five (5) Business Days before the transfer of funds is to take place.

3.3.2      [intentionally deleted]

3.3.3 If the Preliminary Purchase Price II is not paid at the Closing Date, it shall bear interest at the rate specified in Section II.3.4.3 as from the Closing Date to, but not including, the payment date for the Preliminary Purchase Price II.

3.4 If on the basis of the Closing Balance Sheet, the Purchase Price II is higher than the Preliminary Purchase Price II, Purchaser shall pay to Seller an amount equal to the amount by which the Purchase Price II exceeds the Preliminary Purchase Price II


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
           and, if, on the basis of the Closing Balance Sheet, the Purchase Price II is lower than the Preliminary Purchase Price II, Seller shall repay to Purchaser an amount equal to the amount by which the Preliminary Purchase Price II exceeds the Purchase Price II. Any such amount to be paid by either Purchaser or Seller (herein "PURCHASE PRICE ADJUSTMENT") shall be paid as follows:

3.4.1 Any Purchase Price Adjustment owed by Purchaser shall be paid free of costs and charges in immediately available United States Dollar funds by wire transfer ten (10) banking days after the Closing Balance Sheet has become final and binding upon the parties in accordance with Section II.3.2.5 above to the account designated by Seller to Purchaser in writing at least five (5) Business Days before the transfer of funds is to take place.

3.4.2 Any Purchase Price Adjustment owed by Seller shall be paid free of costs and charges in immediately available United States Dollar funds by wire transfer ten (10) banking days after the Closing Balance Sheet has become final and binding upon the parties in accordance with Section II.3.2.5 above to the account designated by Purchaser to Seller in writing at least five (5) Business Days before the transfer of funds is to take place.

3.4.3      Any amount which may have to be paid pursuant to Sections II.3.4.1 or
           II.3.4.2 shall be subject to interest from the Closing Date at an annual rate of 5 % (five per cent) above the basic interest rate (Basiszinssatz) of the German Federal Bank applicable at any given time.

3.5 Should the sale and transfer of the Sold Assets be subject to value-added tax, Purchaser shall pay the required amount of value-added tax to Seller as set forth in Section III.1. of this Agreement.


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
4.         REPRESENTATIONS AND WARRANTIES OF SELLER PERTAINING TO THE SOLD
           ASSETS

           Seller represents and warrants in respect to the Sold Assets that as of the Closing Date:

4.1 On the Closing Date, Seller is the owner of all Sold Assets, except for customary retentions of title granted to suppliers as security for trade payables which Purchaser has assumed, and except as set forth in EXHIBIT II.4.1.A. Seller has the unrestricted right to dispose of the Sold Assets in the manner prescribed by this Agreement (except that the assignment of contracts may require prior third-party consent; cf. Section II.2.1.2, second paragraph).

           Except as otherwise set forth in this Agreement, the rights of third parties to the Sold Property as set forth in Section I.1.1(b) and I.1.2(b) , and the rights of third parties to the Sold Assets as set forth in EXHIBIT II.4.1.A shall expire upon payment of Purchase Price I and of Preliminary Purchase Price II.

4.2 EXHIBIT II.1.1.1 contains a complete and correct list of the installations on third party land, machinery and equipment, office equipment including data processing equipment, transportation equipment, furniture and fixtures, construction in progress and prepayments relating thereto existing on the Signing Date and pertaining to the Seeger-Orbis Business.

           All Sold Assets have been maintained in accordance with normal industry practice and are in usable condition and will be so on the Closing Date. The plant and machinery is in operating condition, has been maintained in accordance with normal industry practice, and is suitable for the purpose for which it is presently used by Seller. Seller has no knowledge of any significant problems with the plant and machinery.

4.3 All inventories sold and transferred pursuant to Section II.1.1.2 are in usable condition in line with their determined purpose and will be so on the Closing Date,


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
           in particular the finished goods are free of defects, if and to the extent no special valuation adjustments have been made in the Closing Balance Sheet because of defects or obsolescence.

4.4 EXHIBIT II.1.1.3, EXHIBIT II.1.1.4A and EXHIBIT II.1.1.4D contain complete and correct lists of all patents, utility models, design patents, marks, copyrights and other industrial property rights owned by or licensed to Seller, as the case may be, pertaining primarily to the Seeger-Orbis Business as of the Signing Date (herein "INTELLECTUAL PROPERTY"). Seller is the owner or licensee, as the case may be, of the Intellectual Property as well as the technical and commercial know-how which is necessary for conducting the Seeger-Orbis Business as presently conducted. To the extent Seller owns such Intellectual Property and technical and commercial know-how, it has the right to transfer it; to the extent Seller is licensee of such Intellectual Property and technical and commercial know-how, it has the right to assign its rights as licensee.

           With the exception of the "Seeger" trademarks owned by Seeger Inc. which, as provided in Section III.4.1, penultimate paragraph, will be transferred to Purchaser, there are no trademarks, trade names or business names owned by any third party which are material to the Seeger-Orbis Business.

           With respect to any Intellectual Property (i) there are no outstanding claims by Seller against third parties regarding infringement of Intellectual Property and, to the Seller's best knowledge, no causes for any such claim exist; (ii) there are no outstanding claims by third parties against the Seller regarding infringement of Intellectual Property and no such claims are pending, or to the Seller's best knowledge, threatened; (iii) except as set forth on EXHIBIT II.1.1.4A and EXHIBIT II.1.1.4D, there is no obligation to pay a license fee to a third party for the use of Intellectual Property; (iv) all fees to the competent patent offices and any other relevant registers regarding Intellectual Property that are due and payable on or before the Closing Date have been or will be paid in full; (v) none of the Intellectual Property is the subject of any pending or, to the Seller's best knowledge, threatened


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
           proceedings for opposition, cancellation or revocation; (vi) all employee invention claims that are due and payable on or before the Closing Date have been or will have been paid in full, and (vii) none of the Intellectual Property has been declared invalid or been limited in any significant respect by any authority and no such proceedings are pending or to the Seller's best knowledge threatened.

           Seller is entitled, without restriction and unencumbered by rights of third parties, to use the name elements "Seeger-Orbis" and "Seeger" to the same extent that Seller uses such names as of the Closing Date; provided however that (i) as set forth in Section III.4.1, the name "Seeger" may also be used by TTC's Brazilian Affiliate TransTechnology Brazil Ltda. but only in the combination of "Seeger-Reno" and only in South America, and (ii) Seller is not aware of any restrictions that may be imposed on the use of the names after the Closing Date. Seller can dispose of the firm name, trade marks and trade names in the manner prescribed by this Agreement.

           To the Seller's best knowledge, Seller has all administrative approvals and licenses which are necessary to operate and continue the business unless the failure to have such administrative approvals and licenses would not have a material adverse effect on the Seeger-Orbis Business. These approvals, licenses and registrations have not been withdrawn or recalled. There are no circumstances known to Seller which would lead to a revocation or material limitation of these approvals, licenses and registrations or which could justify the imposition of additional requirements. The Seeger-Orbis business has been operated and is presently being operated in material compliance with these approvals and licenses. Notwithstanding anything to the contrary contained in this Agreement, Seller makes no representations and warranties regarding the assignability or transferability of any administrative approvals or licenses. However, Seller shall, as far as is reasonably practicable, co-operate in the issuance and transfer to Purchaser of the approvals and licenses set forth in EXHIBIT II.1.1.3.

           Except as set forth in EXHIBIT II.4.4.A herein, Seller is operating the Seeger-Orbis Business in material compliance with all administrative security regulations applicable to such business, including requirements imposed by trade authorities, construction authorities, technical supervisors, the fire department, and environmental authorities. This representation and warranty does not extend to any violation which may no longer be pursued due to the expiration of an applicable statute of limitations.

4.5        The trade accounts receivable transferred pursuant to Section
           II.1.1.5 and reflected in the Financial Statements and to be reflected in the Closing Balance Sheet have been or will be, as the case may be, generated in the ordinary course of business, reflect a valid obligation due to Seller for the payment of goods or services provided by the Seeger-Orbis Business and, except to the extent a bad debt reserve will be booked on the Closing Balance Sheet, are reasonably anticipated to be paid in the normal course without recourse, defense, deduction, return of goods, counterclaim or offset on the part of the obligor.

4.6 Exhibit II.1.1.4.A contains a complete and correct list of all Material Contracts.

           The information contained in EXHIBIT II.1.1.4.B regarding employment contracts, in EXHIBIT II.1.1.4 C regarding purchase orders and in
           EXHIBIT II.1.1.4 D regarding all other written and all oral contracts and contract rights is complete and correct.

           Except as listed on EXHIBITS II.1.1.4.A, II.1.1.4.B AND II.1.1.4 D there are no consulting arrangements or other forms of service relationships pertaining to the Seeger-Orbis Business.

           EXHIBIT II.4.6.A contains a complete and correct list, to the extent such disclosure does not violate the terms of any agreement or laws to which Seller is bound, of employment contracts pertaining to the Seeger-Orbis Business which were terminated between March 31, 1999, and the Closing Date, including the following data: Name,


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
           title, age, date of commencement of employment and date of termination of employment.

           EXHIBIT II.4.6.B contains a complete and correct list of the employees who participate in the Early-Retirement/Part-Time-Program ("Altersteilzeit") as of September 01, 2001, including the following data: Name, Active Phase, Passive Phase (Sabbatical), indication of written application and reoccupation of job vacancy.

           EXHIBIT II.4.6.C contains a complete and correct list of any Material Contracts which entitle the contract partner, in the event of a change of control occurring with respect to Seller, to terminate the contract in question with or without being entitled to a termination indemnity.

4.7        FINANCIAL STATEMENTS

4.7.1 Reporting packs have been prepared for Seller's fiscal years ended on March 31, 2000 and March 31, 2001, for reporting purposes to the parent company TTC, reflecting the Seller's business as of these respective dates; they have been provided to the Purchaser (the "AUDITED FINANCIAL STATEMENTS"). The reporting packs are based on monthly management accounts and have been prepared in accordance with US GAAP for inclusion into the consolidated financial statements of TTC in the United States; the reporting packs have been audited by Deloitte & Touche in Germany for consolidation purposes, and fairly present the net worth, financial condition, the results of the operations of the Seeger-Orbis Business and changes in the financial position for the respective time periods. The consolidated financial statements of TTC have been audited by Deloitte & Touche in the U.S. as of March 31, 2000, and March 31, 2001.

4.7.2 The unaudited interim financial statements of Seller for the period of time from April 1, 2001 through September 30, 2001 which have been provided to the Purchaser ("the INTERIM FINANCIAL STATEMENTS") to the extent they relate to the Sold

           Property and the Sold Assets, have been prepared in accordance with US GAAP applied consistently with past practice (to the extent such past practice is in compliance with US GAAP) and fairly present the net worth, financial condition, the results of the operations of the Seeger-Orbis Business and changes in the financial position for the period of time from April 1, 2001 through September 30, 2001.

           The Audited Financial Statements and the Interim Financial Statements are herein referred to as the "FINANCIAL STATEMENTS". The reflection of assets and liabilities in the Financial Statements and their valuation took place in compliance with US GAAP.

4.8 Seller warrants that the German Sales of the Seeger-Orbis Business in the fiscal year ended March 31, 2001 amounted to less than DM 50,000,000 (Deutsche Mark fifty million) and that after March 31, 2001 no additional German Sales were generated by acquisitions of additional undertakings.

4.9 In the Financial Statements sufficient accruals were made in compliance with US GAAP for the pension liabilities of Seller vis-a-vis directors or employees or former directors or former employees or pensioners or vis-a-vis any other third party by applying a discount rate of 6% and recognized actuarial principles and by assuming a salary increase rate of 2.1% p.a. and a post-retirement pension increase of 2.5% p.a.

           In the Closing Balance Sheet the accrual for the pension obligations vis-a-vis the employees to be assumed pursuant to Section II.1.1.4 as well as vis-a-vis Messrs. Sven-Uwe Wolber and Josef Abeling as well as for Purchaser's indemnity obligation vis-a-vis Seller pursuant to
           Section III.7.1(b) relating to pensioners and deferred pensioners shall be booked pursuant to the same rules set forth in the preceding paragraph by adjusting the accrual booked at March 31, 2001 to account for any new joiners and leavers in the period to Closing Date, a pro rata allocation of the projected regular pensions cost (comprising service cost and interest cost) for the year to March 31, 2002, and payments made to pensioners in the period from April 1, 2001 to the Closing Date.

           EXHIBIT II.4.9 contains a complete and correct list of the pension obligations of Seller as per September 30, 2001 including the names of the respective director, employee or former director or former employee or pensioner or any other third party entitled to pension payments and, in the column "PBO zum 30.9.01", the amount of the respective pension obligation. Except as listed in EXHIBIT II.4.9, Seller has no pension obligations vis-a-vis present or former directors or employees or third parties.

4.10 The Seller is not involved in any collective bargaining dispute or claim, nor may, to the best of Seller's knowledge, any of the provisions of this Agreement lead to any such collective bargaining dispute or claim.

4.11 Except as listed on EXHIBIT II.4.11, no employment agreement between the Seller and any of its managers and employees provides for any severance payment to be made upon termination or any other payments to be made upon a change of control effecting Seller.

4.12 Except as mentioned in EXHIBIT II.4.12, Seller has not entered into legally binding obligations for any increase in remuneration or benefits of their employees in the period of six (6) months prior to the Signing Date.

4.13 EXHIBIT II.4.13 is a true and correct list of all shop agreements (Betriebsvereinbarungen) and collective bargaining agreements (Tarifvertrage) applicable at Seller as of the Signing Date.

4.14 Books, correspondence and all other documents pertaining to the Seeger-Orbis Business have been properly kept and are complete in all material respects. All material filings with public authorities which relate primarily to the Seeger-Orbis Business have been effected and submitted in time.


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
           Seller has, in particular, filed all returns and has made all material declarations with and paid all contributions to the various social security organizations, including contributions to the relevant workers' compensation scheme (Berufsgenossenschaft) and premiums to the Pension Insurance Fund (Pensionssicherungsverein), at the respective due dates and in accordance with applicable law.

4.15 Except as listed in EXHIBIT II.4.15, Seller is not involved in any kind of proceedings pending before courts or administrative agencies or arbitration tribunals and to the best of Seller's knowledge no such proceedings have been threatened. This is in particular true with respect to proceedings in trade, Tax, warranty, product liability, environmental liability, or unfair trade practices matters, as well as to proceedings arising from industrial property rights owned by third parties.

4.16       Seller is covered by the insurance policies set forth in EXHIBIT
           II.4.16. The insurance policies purchased by Seller for the operation of the Seeger-Orbis Business provide the coverage that is reasonable for the business in which the Seeger-Orbis business is engaged.

4.17 To the best of Seller's knowledge there are no circumstances peculiar to the Seeger-Orbis Business, including claims for damages, that would have a material adverse effect on the operation of the Seeger-Orbis Business. In particular, to the best of Seller's knowledge, there are no circumstances peculiar to the Seeger-Orbis Business as of the Signing Date that could change or impair, to a degree that would constitute a material adverse effect on the Seeger-Orbis Business, the supply of raw materials, maintenance materials, and production supplies (including the supply of the products which during the last 12 months were purchased from TTGB), the purchase and sale of commercial goods as well as the manufacturing or the marketing of finished goods of the Seeger-Orbis Business.

4.18 The orders placed by Seller prior to the Closing Date for traded merchandise and for raw materials, maintenance materials and supplies to be delivered after the Closing

           Date are in compliance with normal commercial practice as regards number, price, payment and other terms.

4.19 Except as listed in EXHIBIT II.4.19 the Sold Property and the Sold Assets represent all of the assets required for the operation of the Seeger-Orbis Business in the same fashion as it has been operated since April 1, 2000. If it turns out that any assets have been used in the Seeger-Orbis Business since April 1, 2001 and are not being transferred to Purchaser pursuant to this Agreement, Seller undertakes to transfer these assets to Purchaser without undue delay with no additional cost for Purchaser. To the best knowledge of Seller there are no third party rights of any kind on the Signing Date which impair the continuation of the operation of the Seeger-Orbis Business, manufacturing of the present product range, application of the present production process or use of current trade marks and trade names, other than as disclosed herein.

4.20 Since September 30, 2001 through the Signing Date, there has not been any material adverse change to the Seeger-Orbis Business or its operations, assets, results of operations or condition (financial or other).

4.21 Seller has not received any governmental grants and subsidies since March 31, 1999.

4.22 During the period between September 30, 2001 and the Closing Date ("INTERIM PERIOD"): (i) the operations of the Seeger-Orbis Business by Seller have been and will be conducted in substantially the same manner as hitherto, in compliance with orderly business practices, with the care of a prudent businessman and in material compliance with all applicable laws and regulations; (ii) the assets of Seller pertaining to the Seeger-Orbis Business have not been and will not be disposed of, except in the ordinary course of business; (iii) Seller has not entered into, amended or cancelled any material contracts, transactions or obligations which are onerous or unusual or are not or were not made in the ordinary course of business and that would affect primarily the Seeger-Orbis Business and will not do so prior to the Closing


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           Date; (iv) Seller has not acquired or ordered current assets except in the ordinary course of business to an extent normal for the Seeger-Orbis Business and on normal terms and conditions and will not do so prior to the Closing Date; (v) Seller has not placed orders which would relate primarily to the Seeger-Orbis Business for fixed assets exceeding EUR 50,000.00 (fifty thousand Euros) in each individual case and/or EUR 250,000.00 (two hundred fifty thousand Euros) in the aggregate and will not do so prior to the Closing Date;
           (vi) except to the extent required by law, collective bargaining agreements, employment agreements or other agreements to which Seller is bound on the Closing Date, Seller has not incurred any pension obligations, made any variation in existing pension obligations, or incurred other obligations vis-a-vis employees including increases of remuneration deviating from the usual practice in the past and will not do so prior to the Closing Date.

4.23 Binding offers or tenders made by or to Seller to or by customers during the Interim Period and the orders or other commitments placed or agreed to by or with customers or suppliers during the Interim Period by customers or suppliers of Seller for finished products which have not yet been delivered on the Closing Date comply or will comply in all material respect as regards number, pricing arrangements, payment terms, delivery dates, etc. with the normal commercial practices used by Seller during the previous twelve (12) months and remain in the framework of the credit extension policies practiced by Seller during the calendar years 1999, 2000 and 2001; orders and commitments placed or agreed to by or with customers or suppliers during the Interim Period have been and will be processed in accordance with the ordinary course of business.

4.24 The Seller has conducted the Seeger-Orbis Business since July 1,1995 in compliance with all applicable laws and the Seller is not in default or material violation in any respect under any of such laws applicable to the Seeger-Orbis Business or the Sold Property and Sold Assets, except where the failure to be in compliance or such default or violation would not have a material adverse effect on the Seeger-Orbis Business.


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4.25       Above and beyond the representations and warranties set out in
           Sections I.4.1 through I.4.7 and Sections II.4.1 through II.4.24 above, Seller makes no further representations to and accepts no further warranties vis-a-vis Purchaser.

5.         REPRESENTATIONS AND WARRANTIES OF  PURCHASER AND BARNES

           Purchaser and Barnes herewith represent and warrant the following as of the Closing Date:

5.1 This Agreement constitutes the legal, valid and binding obligation of Purchaser and Barnes, enforceable against Purchaser and Barnes in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Purchaser and Barnes have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of Purchaser and Barnes. Purchaser and Barnes are not required to give any notice to any person or obtain any consent or governmental authorization in connection with the execution and delivery of this Agreement by Purchaser and Barnes; there are merely certain reporting requirements under the German Law on Foreign Trade and Payments (Aussenwirtschaftsgesetz) and Section 58a paragraph 1 No. 1 of the German Ordinance on Foreign Trade and Payments (Aussenwirtschaftsverordnung) non-compliance with which would not affect the enforceability of the obligations of Purchaser and Barnes affected. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated thereby will directly or indirectly violate the certificate of incorporation or by-laws or any contract of Purchaser and Barnes or


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           violate any applicable law, rule, regulation, judgement, injunction, order or decree in Germany or any other country where the Purchaser and Barnes are domiciled.

5.2 Purchaser has, or as of the Closing Date will have, sufficient cash and available financing to purchase the Seeger-Orbis Business in accordance with the terms and conditions of this Agreement.

5.3 In the fiscal year of Barnes ending on December 31, 2001, the German Sales of Barnes amounted to less than DM 50,000,000 (Deutsche Mark fifty million), and after December 31, 2001 no additional German Sales were generated by acquisitions of additional undertakings.

5.4 Barnes is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business makes such qualification necessary.

                                      III.

                               GENERAL PROVISIONS

1.         VALUE-ADDED TAX

           The parties to this Agreement assume that the sale pursuant to the provisions of this Agreement constitutes the sale of a business as a whole within the meaning of Section 1 paragraph 1a of the Turnover Tax Act 1999 (Umsatzsteuergesetz 1999) and is thus not subject to value-added tax.

           If in the future the German tax administration in a decision which need not be final or in a written statement takes the position that this transaction does not constitute the sale of a business as a whole, Purchaser shall owe in addition to the aforemen-


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           tioned purchase price the German statutory value-added tax plus any interest pursuant to the Fiscal Code.

           The statutory value-added tax shall become due for payment promptly after Seller has issued a corrected invoice and has provided evidence to Purchaser that the tax administration takes the position that this transaction is subject to value-added tax. For this event, Purchaser undertakes to return to Seller the original invoice issued by Seller for the purpose of correction. The interest assessed pursuant to the Fiscal Code and any ancillary tax-related charges (steuerliche Nebenleistungen) shall be borne by Purchaser and shall be due within three (3) Business Days after Seller has provided evidence that such interest and ancillary charges have been assessed by the tax administration.

           In the event that value-added tax must be paid, it shall be discharged by Purchaser assigning to Seller, on account of performance (erfullungshalber), its claims against the competent German tax office for refunds of value-added tax to which it is entitled as a result of the implementation of this transaction, and Seller hereby accepts such assignment. Purchaser undertakes upon Seller's request to repeat such assignment without undue delay on an official form of the tax office. Seller on its part shall make a further assignment of such claims to the competent tax office for purposes of effecting a set-off. The parties hereto shall endeavor, to the extent possible, to settle any claims for the payment and refund of value-added tax by way of set-off so that no payment obligation arises. Value-added tax obligations which cannot be discharged by way of set-off when value-added tax payable by Seller falls due shall be paid in cash by Purchaser on such due date; in such event and to that extent, Seller's claim to refund shall be re-assigned to Purchaser in exchange for cash payment. If Seller has to pay interest for deferred payment or surcharges for overdue payment of the value-added tax because, without Seller being responsible therefor, the set-off of refund claims against value-added tax obligations is delayed, Purchaser shall reimburse Seller for such interest and surcharges. If Purchaser's right to a refund of value-added tax subsequently turns out not to exist, either in whole or


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           in part, Purchaser shall be obligated to pay an appropriate amount of value-added tax to Seller in cash.

2.         CONSEQUENCES OF INCORRECT REPRESENTATIONS AND WARRANTIES

2.1 In the event of any breach or non-fulfillment by Seller of any of the representations or warranties or covenants contained in this Agreement, Seller shall be liable for putting Purchaser into the same position that Purchaser would have been in (status quo ante) if the representations and warranties or covenants contained in this Agreement had been correct or had not been breached (Naturalrestitution). If the Seller, within 30 calendar days after having been given notice as provided in Sections III.2.5.1 and III.2.5.2, has not succeeded in putting Purchaser into such status quo ante, Seller shall be obligated to pay damages for non-performance (kleiner Schadenersatz) (herein "PURCHASER Claim"). Such damages include any lost profits (entgangener Gewinn), if such damages have an adequate causal connection (adaquaten Kausalzusammenhang) with the fact or act leading to the Purchaser Claim. Seller shall in no event be liable for consequential damages (Folgeschaden) and any internal costs and expenses incurred by the Purchaser.

2.2 Any Purchaser Claim against Seller shall be reduced to the extent that:

2.2.1 the matter to which the Purchaser Claim relates has been taken into account in the Closing Balance Sheet by way of a provision (Ruckstellung), or depreciation (Abschreibung), or exceptional depreciation (au(beta)erplanma(beta)ige Abschreibung), or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert);

2.2.2 the amount of the Purchaser Claim is recovered or could have been recovered, by Purchaser or an Affiliated Enterprise of Purchaser, from a third party or under an insurance policy of the TTC Group in force on the Closing Date. If Seller believes that the Purchaser Claim in whole or in part could be recovered from a third party or under an insurance policy, Seller shall so notify Purchaser. Purchaser shall thereupon


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           without undue delay make a good faith effort to attempt the recovery of the Purchaser Claim from the third party or the insurance company, as the case may be. If these efforts have not been successful within a period of three months from the date of Seller's notification, Purchaser shall be entitled to assert the Purchaser Claim against Seller. The Purchaser shall in that case be obligated to assign to Seller the alleged claims against the third party or the insurance company, Section 255 BGB being applicable mutatis mutandis.

2.2.3 the Purchaser Claim results from a failure of Purchaser to mitigate damages pursuant to Section 254 BGB;

2.2.4 the Purchaser Claim results from or is increased by the passing of, or any change in, after the Signing Date, any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxes or any imposition of Taxes or any withdrawal or relief from Taxes not actually (or prospectively) in effect on the Signing Date.

2.3 Seller shall not be liable for any Purchaser Claim to the extent Purchaser, Barnes or an Affiliated Enterprise have caused or have contributed to the cause of (verursacht oder mitverursacht) such Purchaser Claim after the Closing Date.

           When calculating the amount of the liability of Seller under this Agreement, all advantages adequately caused by the fact or act leading to the Purchaser Claim shall be taken into account (Vorteilsausgleich).

2.4 Any fact disclosed in this Agreement or in any Exhibit to this Agreement shall be deemed a disclosure only with respect to the warranties specifically referenced in such disclosure. Any Purchaser Claim resulting from a fact thus disclosed shall be excluded. Otherwise, Section 442 BGB shall not be applicable.

2.5        Involvement of Seller in Assertion of Purchaser Claims


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2.5.1      With respect to any Purchaser Claim (other than a Third Party Claim, as defined in Section III.2.5.2) contained in this Agreement, Purchaser shall give Seller notice of such breach or non-fulfillment, with such notice stating the nature thereof and the amount involved, to the extent that such amount has been determined at the time when such notice is given promptly after discovery of such breach or non-fulfillment. Without prejudice to the validity of the Purchaser Claim or alleged claim in question, Purchaser shall allow Seller and their accountants and their other professional advisors to investigate the matter or circumstance alleged to give rise to such Purchaser Claim, and whether and to what extent any amount is payable in respect of such Purchaser Claim and, for such purpose, Purchaser shall give, subject to it being paid its reasonable out-of-pocket costs and expenses, such information and assistance, including access to Purchaser's premises and personnel during normal business hours and including the right to examine and copy or photograph any assets, accounts, documents and records, as Seller or its accountants or its other professional advisors may reasonably request, provided that in no event shall the normal work flow or process of Purchaser be disrupted. All information provided to Seller or its accountants or its other professional advisors shall be handled confidentially by them and only for purposes of determining whether a Purchaser Claim exists.

2.5.2 If the Purchaser, Barnes and/or their Affiliated Enterprises are sued or threatened to be sued by a third party, including without limitation any government agencies, or if the Purchaser, Barnes and/or their Affiliated Enterprises are subjected to any audit or examination by any governmental authority, including any Tax or environmental authorities (herein "THIRD PARTY CLAIM"), which may give rise to a Purchaser Claim, Purchaser shall give Seller prompt notice of such Third Party Claim. Purchaser shall ensure that Seller shall be provided with all materials, information and assistance relevant in relation to the Third Party Claim, be given reasonable opportunity to comment or discuss with Purchaser any measures which Purchaser proposes to take or to omit in connection with a Third Party Claim, and in particular


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
           Seller shall be given an opportunity to comment on, participate in, and review any reports and all relevant Tax and social security audits or other measures and receive without undue delay copies of all relevant orders (Bescheide) of any authority. No admission of liability shall be made by or on behalf of the Purchaser, Barnes and/or their Affiliated Enterprises and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of the Seller, such consent not to be withheld unreasonably. Seller shall advise Purchaser, Barnes and/or their Affiliated Enterprises to take such action as Seller shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim (including making counter claims or other claims against third parties) in the name of and on behalf of the Purchaser, Barnes and/or their Affiliated Enterprises. In formulating such advice, Seller shall take reasonable account of the interests of Purchaser in protecting its relationships with customers and suppliers. Purchaser, Barnes and/or their Affiliated Enterprises shall not unreasonably reject the advice tendered by Seller. Purchaser, Barnes and/or their Affiliated Enterprises will give to Seller, subject to them being paid all reasonable out-of-pocket costs and expenses, all such information and assistance, as described above, including access to premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as Seller or its professional advisors may reasonably request. Seller agrees to use all such information confidentially and only for such purpose. If Purchaser, Barnes and/or their Affiliated Enterprises have followed Seller's reasonable advice in defense against such Third Party Claim, all costs and expenses reasonably incurred by Purchaser in defending such Third Party Claim shall be borne by Seller.

2.5.3      If Purchaser violates any of the obligations set forth in Sections
           III.2.5.1 and III.2.5.2, this will not relieve Seller of its obligations to indemnify, except to the extent such violation actually harms the Seller or has increased the amount of the damage for which Seller is to indemnify Purchaser.


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2.6        In the event that Purchaser has a Purchaser Claim against Seller, which is undisputed or which has been finally determined (rechtskraftig festgestellt) by a court of law, this claim may be offset against claims of Seller against Purchaser. Seller is entitled to the right of set-off with the same limitations described in the preceding sentence against claims of Purchaser against Seller.

2.7 Seller's aggregate liability for Purchaser Claims shall not exceed 50% (fifty percent) of the sum of Purchase Price I and Purchase Price
           II. No liability shall attach to Seller for Purchaser Claims under this Agreement unless and until (i) an individual claim exceeds U.S. $ 15,000.00 (a "QUALIFYING Claim") and (ii) the aggregate of the Qualifying Claims exceeds U.S. $ 300,000.00 (U.S. Dollars three hundred thousand) (the "THRESHOLD AMOUNT"). If the Threshold Amount is exceeded, Purchaser shall be entitled to assert claims for the sum total of the individual claims. For the avoidance of doubt, Purchaser shall not be entitled to assert any individual claim below U.S.$ 15,000.00.

2.8 In derogation from the statutory provisions, the period during which Purchaser shall be entitled to make Purchaser Claims against Seller pursuant to this Agreement with respect to the breach of a representation and warranty shall expire (verjahren), to the extent this Agreement does not contain anything to the contrary, eighteen
           (18) months from the Closing Date.

           The limitation period with respect to Purchaser Claims of Purchaser resulting from the breach of a representations and warranty related to Taxes shall expire six (6) months from the date the respective Tax assessment has become final (bestandskraftig). A Tax assessment is not deemed to be final if it is subject to review (Steuerfestsetzung unter dem Vorbehalt der Nachprufung, Section 164 AO) or is stated to be a preliminary assessment (Vorlaufige Steuerfestsetzung, Section 165 AO), the assessment is amended due to new facts (Aufhebung oder Anderung von Steuerbescheiden wegen neuer Tatsachen oder Beweismitteln, (Sections 173 para. 1 No. 1 AO), or the assessment is amended due to an amendment of a basic assessment (Aufhebung des Grundlagenbescheids, Section 175 para. 1 No. 1 AO).


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           The periods of limitation referred to in the two preceding paragraphs for any Purchaser Claims shall (i) be suspended (gehemmt) by Purchaser commencing judicial proceedings prior to the expiry of the relevant period set forth in the preceding paragraph, (ii) recommence (beginnt erneut) upon acknowledgement of the Purchaser Claim (Anerkenntnis) by the Seller. Otherwise, the suspension and tolling of limitation periods shall be governed by statutory provisions.

2.9 Any Purchaser Claims shall bear interest from the day the claims are asserted by Purchaser against Seller in writing as provided in
           Section III.2.5 until the day of receipt of payment by Purchaser at an annual rate of 5% (five per cent) above the basic interest rate (Basiszinssatz) of the German Federal Bank applicable at any given time. Interest shall be due for payment together with the respective payments of principal.

2.10 All of the representations and warranties of Seller in this Agreement have the meaning of independent guarantees (selbstandige Garantieversprechen) within the meaning of Section 311 para. 1 BGB. Purchaser's aforementioned rights and remedies do not require fault on the part of Seller or its agents. For the avoidance of doubt, the independent guarantees shall not be construed as being guaranties (Garantien) within the meaning of Sections 443 para. 1 and 444 BGB.

2.11 Remedies which Purchaser may have against Seller for breach of warranties, representations or covenants set forth in this Agreement are solely governed by this Agreement, and the remedies provided for by this Agreement shall be the exclusive remedies available to Purchaser. Apart from the rights of Purchaser under this Section III.2, and Sections III.5 and III.7.2 hereof, any remedies of Purchaser under statutory warranties (Section 437 BGB) or under other statutory rights to rescind this Agreement (Rucktritt) or to claim compensation for damages (Schadensersatz) are hereby expressly excluded and waived by Purchaser to the extent permitted under German law. Section 377 HGB (which requires certain purchasers promptly to inspect goods purchased and to object to defects of the products acquired within certain time limits) shall also not be applicable.


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3.         COVENANT NOT TO COMPETE

3.1 Seller and TTC undertake for a period of two (2) years from the Closing Date and TTGB undertakes for a period of one (1) year from the Closing Date within the territory of the Federal Republic of Germany ("THE TERRITORY"), whether by themselves or through others, not to manufacture, to distribute, economically or technically to assist in manufacturing or distributing or otherwise to support (e.g. by transfer of know-how or by rendering consultancy services) the manufacturing or distribution of products or the rendering of consultancy services which directly or indirectly compete with products manufactured and/or distributed or consultancy services rendered by the Seller on the Closing Date and during the 12 months prior to Closing Date (such products and services are set forth on EXHIBIT III.3.1 and are hereinafter referred to as "THE COMPETING PRODUCTS" and such covenant is hereinafter referred to as "COVENANT").

           During the term of the Covenant, Seller, TTC and TTGB shall also refrain from

           (a) acquiring or owning a direct or indirect ownership interest in enterprises which manufacture or distribute, or otherwise support the manufacturing or distribution of Competing Products in the Territory; ownership of listed stock securities representing less than 5% of the issued stock of the relevant company being permitted; the 5%-threshold applies to the aggregate stockholdings of Seller, TTC and TTGB and of their Affiliated Enterprises in a specific company;

           (b) disclosing confidential information relating to Seller's Seeger-Orbis Business except if and to the extent the information is or becomes public knowledge, is disclosed to Seller, TTC or TTGB in good faith from another source, is discovered by Seller, TTC or TTGB (other than by disclosure from any current or former employee of Seller or any business unit in which Seller holds or ever held a


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                majority interest within the five (5) years immediately
                preceding the Closing Date) or is required to be disclosed by Seller, TTC or TTGB to a governmental authority, and from

           (c)  soliciting any employee to be taken over by Purchaser pursuant
                Section II.1.1.4 (other than employees who at the time of such employment or solicitation do not work for Purchaser or any of its Affiliated Enterprises) or otherwise offering such employees benefits for the event that they terminate their employment relationship with Purchaser.

3.2 Seller, TTC and TTGB shall cause their respective Affiliated Enterprises to comply with the Covenant.

           Nothing in this Agreement shall restrict or limit Seller's, TTC's, TTGB's or any of their Affiliated Enterprises' right to sell or transfer any shares or assets held by them to third parties, nor shall Seller, TTC, TTGB and any of their Affiliated Enterprises be required to ensure that the recipients of such shares or assets are subject to the Covenant. This shall not apply in the event that the shares or assets of TTGB are sold or transferred to a third party. In the event of such a transaction TTC shall ensure that TTGB or the purchaser of TTGB's assets in all respects complies with and abides by the Covenant for the duration of one (1) year from the Closing Date.

4.         Continuance of "Seeger" and "Seeger-Orbis", Use of "TransTechnology"

4.1 With the exception stated in the next succeeding paragraph, the Purchaser and any of its Affiliated Enterprises shall be entitled to use worldwide the names "Seeger-Orbis" and "Seeger" as firm names, trade names, product names or otherwise, with or without an addendum, to the same extent that Seller uses such names as of the Closing Date; Seller is not aware of any restrictions that may be imposed on the use of the names after the Closing Date.


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           In South America the name "Seeger" may also be used by TTC's
           Brazilian Affiliate TransTechnology Brazil Ltda., but only in the combination of "Seeger-Reno".

           Promptly after the Signing Date Seller and TTC shall initiate all necessary steps to change the name of Seller, of TTSO and of Trans Technology Seeger-Orbis Beteiligungsgesellschaft mbH to names which no longer contain the name components "Seeger-Orbis" or "Seeger".The report letters to be filed with the Commercial Register of the Municipal Court of Konigstein im Taunus for the file numbers HRA 2500, HRB 3865 and HRB 4288, duly signed before a Notary Public by the persons entitled to represent the three aforementioned companies, shall be handed over to the legal advisor of Purchaser Andreas Hilfrich, Esq. at the address mentioned in Section I.1.3.2 last paragraph, no later than on the Closing Date.

           Seller and TTC hereby give their consent to Purchaser, which provisionally has its seat in Frankfurt am Main, promptly after the Signing Date, changing its name, while being registered in Frankfurt am Main, to Seeger-Orbis GmbH & Co.

           Promptly after the Closing Date, Seller and TTC shall initiate all necessary steps to change the name of any other Affiliated Enterprise of Seller to a name which no longer contains the name components "Seeger-Orbis" or "Seeger", such steps to be completed no later than three (3) months after the Closing Date. During the same period of time (i) Seller and TTC shall cause their Brazilian Affiliate TransTechnology Brazil Ltda. to use the name "Seeger" only in the combination of "Seeger-Reno" and only in South America, (ii) TTC shall cause Seeger Inc. to transfer to Purchaser the "Seeger" trade marks owned by it.

           Except as otherwise expressly set forth in this Section III.4.1, Seller and TTC covenant that, after the Closing Date, Seller and TTC shall desist, and shall cause their Affiliated Enterprises to desist, from continued use of the aforementioned names as firm names, trade names, product names, domain names or otherwise.


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4.2        As to any of promotional literature or other documents being acquired by Purchaser hereunder bearing the name "TransTechnology" or bearing any trademarks, logos or trade names not being transferred under this Agreement, Purchaser shall be licensed to use such materials for a period of six (6) months from the Closing Date and shall thereafter make no further use of, and destroy, any remaining materials. With respect to any labeled inventory on hand at closing bearing the name "TransTechnology" or bearing any trademarks, logos or trade names not being transferred under this Agreement ("TTC labeled inventory"), Purchaser shall use reasonable commercial efforts to delete such reference to TTC from the packaging of the inventory as soon after the Closing Date as is practicable; in no case shall TTC labeled inventory be sold or marketed after the expiration of twelve (12) months after the Closing Date unless extended terms are provided for in the Supply Agreements with TTGB.

5.         RESCISSION

5.1 Purchaser is entitled to rescind this Agreement on or prior to the Closing Date pursuant to Section 5.1.1 if, prior to the Closing Date:

           (i) bankruptcy, insolvency, reorganization or moratorium proceedings or proceedings under similar laws relating to or affecting the rights of creditors generally are initiated with respect to Seller's or TTC's assets or the opening of such proceedings is rejected due to the lack of funds sufficient to cover the costs of such proceedings, or the opening of such proceedings is applied for by Seller or TTC or by a creditor of Seller or TTC, or

           (ii) warranties or representations given in this Agreement turn out to be incorrect to such a degree as to have a material adverse effect on the Seeger-Orbis Business, or

           (iii) any material adverse change to the Seeger-Orbis Business or its operations, assets, results of operations or condition (financial or other) has occurred between the Signing Date and the Closing Date.


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
5.1.1      If Purchaser intends to exercise the right of rescission pursuant to
           Section III.5.1(i), above, it shall promptly, but in any event prior to the Closing Date, declare its rescission in written form to Seller.

           If Purchaser intends to exercise the right of rescission pursuant to Sections III.5.1(ii) or (iii) above, it shall promptly, but in any event prior to the Closing Date, notify Seller of its intention in writing and give Seller the opportunity, for a period of thirty (30) Business Days counting from the date of receipt of such notification (the "NOTIFICATION"),

           (i)        to cure the breach, or

           (ii) to furnish Purchaser with a bank guarantee in the amount of the ascertained or foreseeable damages (as determined by Purchaser in its reasonable discretion) resulting from the breach of the warranty or representation in question (the "BANK GUARANTEE"), unless in the Notification Purchaser has advised Seller that in spite of a Bank Guarantee it can, in its reasonable judgment, not reasonably be expected to go ahead with the transaction.

           Purchaser shall be entitled to exercise, within five (5) Business Days after the expiration of the thirty-day period referred to in the preceding sentence, the right of rescission pursuant to Sections III.5.1(ii) or (iii) above if, within the thirty-day period referred to in the preceding sentence, (a) Seller has not cured the breach to a degree that eliminates any material adverse effect of such breach on the Seeger-Orbis Business or (b) Seller has failed to furnish Purchaser with a Bank Guarantee as provided in Section III.5.1.1(ii).

5.1.2 If the sum of the aforementioned time periods in Section III.5.1.1 of thirty (30) Business Days, or of thirty-five (35) Business Days, as the case may be, extends to a date which is after the Closing Date as defined in Section III.6.2, the Closing Date shall be postponed to the fifth (5th) Business Day after the expiration of the relevant thirty or thirty-five day period.


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
5.2 Seller is entitled to rescind this Agreement on or prior to the Closing Date, if bankruptcy, insolvency, reorganization or moratorium proceedings or proceedings under similar laws relating to or affecting the rights of creditors generally are initiated with respect to Purchaser's or Barnes' assets or the opening of such proceedings is rejected due to the lack of funds sufficient to cover the costs of such proceedings, or the opening of such proceedings is applied for by Purchaser or Barnes or by a creditor of Purchaser or Barnes.

5.3 The right to rescind this Agreement can only be exercised by notifying the other party in writing.

5.4 Rescission of the Agreement shall have the same consequences which would apply should the Conditions Precedent set forth in Section
           III.6.1 not have been fulfilled by FEBRUARY 15, 2002.

6.         CONDITIONS PRECEDENT

6.1 The Closing Date will only occur and the transfer of the Sold Property and Sold Assets (dinglicher Rechtsubergang) and the obligation to pay Purchase Price I and the Preliminary Purchase Price II and the assumption of obligations and liabilities will only become effective if the following conditions precedent (hereinafter referred to as "CONDITIONS PRECEDENT") have been fulfilled:

           (a) Purchaser and Seller have received the Notarial Confirmation described in Section I.3.2 (a),

           (b) Purchaser and Seller have received BHF Bank Counsel's Declaration described in Section I.3.2 (b),


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           (c)        Seller has obtained the consent of the respective
                      contracting parties for the sale and transfer to Purchaser of rights and obligations arising from the following contracts and agreements:

                      (i)        Distribution Agreement with THF,

                      (ii) Supply Agreement with GETRAG Getriebe- und Zahnradfabrik Hermann Hagemeier GmbH & Cie.,

                      (iii)      Supply Agreement with GETRAG Ford Transmissions
                                 GmbH,

                      (iv)       Gandini SpA,

                      (v)        GKN; and

                      (vi) license agreement for MOVEX Software contained in Attachment 3 of the Agreement between Seeger-Orbis GmbH and Intentia AB dated May 11/18, 1995;

                      (vii) Hardware Lease between Seller and IBM dated December 5/6, 2001 for IBM AS/400 on which the MOVEX Software runs.

           (d) two supply agreements between Purchaser and TTGB have been entered into and which shall enter into effect as of the Closing Date (the "SUPPLY AGREEMENTS").

           (e) Seller and Mr. Sven-Uwe Wolber have entered into a Settlement Agreement (Aufhebungsvertrag) terminating their employment/service relationship, in particular Mr. Wolber's Employment Contract for Old-Age Part-Time dated May 2, 2001, as of the Closing Date.

           (f)        No postponement of the Closing Date as set forth in
                      Section III.5.1.2 has occurred.

6.2 The Closing Date shall be ten (10) Business Days after the day on which the last of the Conditions Precedent listed in Section III.6.1 subsections (a), (b), (c)(i) through (vi), (d) and (e) has occurred, or one Business Day after the Condition Precedent listed in Section III.6.1 (c)(vii) has occurred, whichever date is later, unless the Closing Date has been postponed pursuant to Section III.5.1.2., or such other date the parties mutually agree upon after the last of the Conditions Precedent has occurred (the "CLOSING DATE").

6.3 If the Conditions Precedent have not occurred by FEBRUARY 15, 2002, this Agreement shall be deemed not to have been entered into. In such case,

           (i) each party shall bear one-half of the costs of the notarization of this Agreement and otherwise shall bear its own costs,

           (ii) no party shall have any claims of any nature against the other, in particular claims on the grounds of an alleged violation of duties engendered by the conduct of negotiations,

           (iii) each party shall immediately return to the other party all documents, copies thereof or other written material it obtained regarding such other party, or in the alternative, destroy all such information and confirm in writing to the other party that it has destroyed all such information. Further, any such information obtained about the other party shall be treated as confidential information, except to the extent such information is otherwise publicly available.

6.4 As soon as the Conditions Precedent have occurred and the Closing Date is known, the parties obligate themselves to inform the officiating Notary Public in a joint written statement; such joint statement shall be taken to the notarial files.

6.5        On the Closing Date the following shall occur:

           (a) Purchaser makes wire transfers from one or more of its bank accounts with a bank located in the United States in accordance with Section I.3.4 and Section II.3.3.1.


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
           (b) Upon confirmation by BHF Bank that it has received the amount of US$ 17,000,000.00 or proof by Purchaser that the amount of US$ 17,000,000.00 was credited to the BHF Account, BHF Bank's Counsel hands over to Purchaser the Release Documents;

           (c) Seller signs before a notary public the report letters, drafts of which are attached to this Agreement as Exhibit II.1.3.9, and instructs the notary public to hand them over to Purchaser's legal advisor;

           (d) Seller hands over to Purchaser's legal advisor the duly executed report letters regarding the change of name of the German companies of the TTC Group to be filed with the Commercial Register of the Municipal Court of Konigstein im Taunus for the file Nos. HRA 2500, HRB 3865 and HRB 4288 described in Section III.4.1 third paragraph;

           (e) Seller and Purchaser sign the joint written statement described in Section III.6.4 informing the officiating Notary Public of the Closing Date.

7.         INDEMNITIES OTHER THAN FOR PURCHASER CLAIMS

7.1        INDEMNITY BY PURCHASER

           (a) Purchaser hereby agrees to indemnify Seller and its Affiliated Enterprises from and against all damages, excluding consequential damages, but including lost profits if such damages have an adequate causal connection with the fact or act leading to Seller's claim against Purchaser suffered by Seller or any of its Affiliated Enterprises arising out of or resulting from

                      (i) the breach by Purchaser of any representation and warranty or covenant hereunder;


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
                      (ii) the operation of the Seeger-Orbis Business by Purchaser from and after the Closing Date, unless and to the extent Purchaser has the right to claim indemnification pursuant to
                                 Section III.2 of this Agreement;

                      (iii) Purchaser's use of the "TransTechnology" name after the expiration of the six (6) month period or twelve (12) month period, as the case may be, as expressly permitted pursuant to
                                 Section III.4.2. or for the failure to destroy any remaining materials after the expiration of the six (6) month period; or for the use of any trademarks, logos or trade names not being transferred under this Agreement;

                      (iv) any and all of Purchaser's activities involving the bank accounts set forth on EXHIBIT II.1.1.12; Purchaser shall immediately reimburse Seller for any bank account balances in excess of the amount required to cover the outstanding checks as set forth in Section II.1.1.12; and

                      (v) any liabilities assumed by Purchaser pursuant to Sections II.1.3.1 through 1.3.6 hereof.

           The period during which Seller shall be entitled to assert damage claims against Purchaser pursuant to Section III.7.1(a)(i) hereof shall expire (verjahren) eighteen (18) months from the Closing Date.

           The damage claims against Purchaser pursuant to Section III.7.1(a)(ii), (iii), (iv) and (v) hereof shall expire upon the lapse of the maximum statute of limitations period permitted by law. The right of Seller to be indemnified pursuant to this Section
           III.7.1 shall not be affected by disclosures made by Purchaser to Seller, and shall not be subject to any provisions on Qualifying Claims, Threshold Amounts and caps (such as Section III.2.7).

           (b) Under the provisions of Section 4 of the Law for the Improvement of Company Old Age Pension Arrangements of December 19, 1974, as amended (herein


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
                      "BetrAVG"), and Section 613a BGB pension obligations to existing pensioners and deferred pensioners cannot be assumed by Purchaser; they therefore remain obligations of Seller as provided in Section II.1.3.7 (xii).

                      In the internal relationship between Purchaser and Seller, Purchaser hereby nevertheless obligates itself to indemnify Seller and hold Seller harmless from these pension obligations and the premium payments to be made to the Pension Insurance Fund (Pensionssicherungsverein) allocable to these pension obligations. This indemnification and hold-harmless obligation does not encompass any cost and/or obligations Seller may incur in connection with the transfer of these pension obligations to and their assumption by an insurance company or other transferee eligible pursuant to Section 4 BetrAVG or pursuant to other applicable legislative or administrative provisions.

                      The administration and discharge of the pension obligations to existing pensioners and deferred pensioners and related payments will be handled by Purchaser on behalf of Seller at no cost to Seller pursuant to a Service Agreement between Purchaser and Seller substantially in the form attached as EXHIBIT III.7.1(B) (the "Service Agreement"); such Service Agreement shall be effective as of the Closing Date.

                      Actuarial reports, personnel files and other documentations required for the administration and discharge of the pension obligations and the obligations vis-a-vis the Pension Insurance Fund will be transferred to Purchaser as part of the books referred to in Section
                      II.1.1.10. For the avoidance of doubt the parties confirm that since, as regards the existing pensioners and the deferred pensioners, Seller legally remains the employer, it is the Seller's economic situation and not the Purchaser's which will have to be taken into consideration in the course of the review of the pensions which pursuant to Section 16 BetrAVG will have to be undertaken in three year intervals.


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
           (c) All of the representations and warranties of Purchaser in this Agreement have the meaning of independent guarantees pursuant to
                Section 311 para. 1 BGB. Seller's aforementioned rights and remedies do not require fault on the part of Purchaser or Barnes or their agents. Sections III.2.10 and III.2.11 hereof shall apply mutatis mutandis.

7.2        Indemnity by Seller Other than for Purchaser Claims

           Seller hereby obligates itself to indemnify Purchaser and its Affiliated Enterprises and hold same harmless from all obligations of Seller which Purchaser did not expressly assume pursuant to this Agreement and which Purchaser or any of its Affiliated Enterprises may be confronted with after the Closing Date. Without limiting the generality of the foregoing, this shall in particular apply to the following:

           (a) warranty liabilities vis-a-vis Seller's customers, other customer claims and product liability obligations of Seller, in all cases with respect to deliveries and performances effected prior to the Closing Date, unless adequately reserved against in the Closing Balance Sheet;

           (b) any and all Tax liabilities for time periods preceding the Closing Date, in particular Tax liabilities which Purchaser is deemed to have assumed pursuant to Section 75 AO, unless adequately reserved against in the Closing Balance Sheet;

           (c) environmental obligations and liabilities, both vis-a-vis public authorities and private parties, resulting from the fact that on the Closing Date the Sold Property is polluted or contaminated with any substances hazardous to human health or the environment as well as obligations and liabilities due to Residual Contamination in connection with the Seeger-Orbis Premises and the operation of the Seeger-Orbis Business relating to the time up to the Closing Date; there is


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
                understanding between the parties that any Residual Contamination revealed in the Report is to be allocated to the time up to the Closing Date;

           (d) obligations vis-a-vis present or former employees of the French Sales Office who claim that under mandatory French law their employment relationships are deemed to have been assumed by the Purchaser;

           (e) liabilities which Purchaser is deemed to have assumed pursuant to Section 25 HGB.

           Seller shall in particular indemnify and hold harmless Purchaser, and its respective Affiliated Enterprises, officers, directors, shareholders, partners, employees and agents against any and all liability, loss, damage or injury, together with all reasonable out-of-pocket costs and expenses relating thereto, including reasonable legal fees, expenses and disbursements, arising out of, connected with, or resulting from any claims giving rise to the above indemnities.

           For the removal of doubt,

           - Seller's obligation to indemnify Purchaser and its Affiliated Enterprises and hold same harmless as described in the first paragraph of this Section III.7.2 does not apply to the pension liabilities to existing pensioners and deferred pensioners referred to in Section II.3.7 (xii), which are covered by Purchaser's indemnity pursuant to Section III.7.1 (b);

           - Seller's obligations arising out of or resulting from the breach by Seller of any of the representations or warranties or covenants are dealt with in Section III.2. of this Agreement.

7.3 The right of Purchaser to be indemnified pursuant to Section III.7.2 shall

           (a)  not be subject to the provisions of Section III.2.1;


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
           (b) in derogation from the provisions of Section III.2.4 not be affected by disclosures made by Seller to Purchaser or any knowledge acquired by Barnes and/or the Purchaser and/or their employees, representatives or professional advisers as a consequence of such disclosures;

           (c) not be subject to the provisions of Section III.2.7 (Qualifying Claims, Threshold Amounts and cap provision);

           (d) notwithstanding Section III.2.8, not be subject to a time limitation, except to the extent the claim against the Purchaser or any of its Affiliates is barred due to the lapse of a relevant statute of limitations (Verjahrung).

7.4        If and to the extent Seller must indemnify Purchaser pursuant to
           Section III.7.2, Purchaser shall assign to Seller or Seller's insurer all of Purchaser's damage claims or warranty claims against third parties related to the obligations or liabilities with respect to which Seller must indemnity Purchaser, Section 255 BGB being applicable mutatis mutandis.

8.         JOINT LIABILITY (HAFTUNG ALS GESAMTSCHULDNER)

8.1 TTC shall be jointly and severally liable, together with Seller, for the performance and fulfillment of all obligations of Seller under this Agreement.

8.2 Barnes shall be jointly and severally liable, together with Purchaser, for the performance and fulfillment of all obligations of Purchaser under this Agreement.

9.         MISCELLANEOUS

9.1 To the extent Seller makes warranties and other statements in this Agreement "to the best of Seller's knowledge" or in a similarly qualified manner, there is agreement between the parties that the knowledge of the managing directors (Geschaftsfuhrer)


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
           and procurated officers (Prokuristen) of Seller, TTSO and Seeger-Orbis Beteiligungsgesellschaft mbH and of the employees as listed on EXHIBIT III.9.1 is imputable to Seller. Seller shall be deemed to have best knowledge, if any of the foregoing persons either knew or should have known about the underlying facts and circumstances giving rise to a breach of representation or warranty by applying the standards of care of a diligent and prudent business executive (ordentlicher und gewissenhafter Geschaftsleiter).

9.2 The parties to this Agreement are not entitled to assign to third parties any rights arising from this Agreement or any claims against the other party or parties, except that

           (a) Purchaser is entitled to assign this Agreement, any rights arising therefrom or any claims against the respective counter-party to any of its Affiliated Enterprises; provided, however, that the assigning party shall remain responsible for all obligations thereunder if its permitted assignee shall fail to perform thereunder, and

           (b) Seller is entitled to assign its claim under the indemnity provision of Section III.7.1 (b) to an insurance company or other transferee eligible pursuant to Section 4 BetrAVG (or pursuant to other applicable legislative or administrative provisions) to which Seller has transferred the pension obligations described in Section II.1.3.7 (xii).

           Notwithstanding the foregoing,

           - to secure the release by BHF-Bank of the rights to the Sold Property as set forth in Sections I.1.1(b) and I.1.2(b) and its rights to the Sold Assets as set forth in EXHIBIT II.4.1.A Seller hereby assigns to BHF-Bank AG, D-60311 Frankfurt am Main its claim against Purchaser for the payment of Purchase Price I set forth in Section I.3.1 and a portion of the Preliminary Purchase Price II in the amount of US $ 10,500,000.00 i.e. claims in the total amount of US $ 17,000,000.00,


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
           - in the event and at such time that Seller is liquidated, any and all rights it acquires under the terms and conditions of this Agreement shall automatically be transferred to TTC.

9.3 Amendments to this Agreement, including this Section III.9.3, are only valid if they are made in writing or, if required by applicable law, in notarized form.

9.4        Any amounts contained anywhere in this Agreement

           - which are expressed in Deutsche Mark or in Euros shall, to the extent they become relevant with regard to US-Dollar amounts, be converted from Deutsche Mark or Euro, whichever the case may be, into US-Dollars,

           - which are expressed in US-Dollars shall, to the extent they become relevant with regard to Deutsche Mark or Euro amounts, be converted from US-Dollars to Deutsche Mark or Euro, whichever the case may be at the Foreign Exchange Reference Rate determined by the European Central Bank in Frankfurt on the day that is three (3) Business Days prior to the Closing Date.

9.5 Neither party shall make any public announcement of the transactions contemplated herein except at a time and in a manner agreed by all parties in writing or required under the applicable laws and regulations or as required by any stock exchange.

9.6 To the extent that any one or several provisions of this Agreement should be or become invalid, unenforceable, void or illegal this shall have no effect on the remainder of the Agreement. In place of the invalid, unenforceable, void or illegal provision the parties shall be deemed to have agreed upon such valid, enforceable and legal provision which accomplishes, to the nearest extent possible, the same economic purpose as the invalid, illegal, void or unenforceable provision unless the parties agree otherwise. The same applies mutatis mutandis if a gap is found which requires a regulation.


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
9.7 Seller shall bear the costs of the deletion of the encumbrances of the Sold Property registered in the Third Division No. 1 of the Land Register and of the release of the Sold Assets from any security rights of third parties.

           Purchaser shall bear

           - all notarial costs related to or arising in connection with the notarization and implementation of this Agreement,

           - any German real property transfer tax (Grunderwerbsteuer) arising from this Agreement and its implementation,

           - the fees of any regulatory authority having jurisdiction over the transactions contemplated in this Agreement.

           The costs of the Expert Arbitrator acting pursuant to this Agreement shall be borne by Seller on the one hand and Purchaser on the other hand as per the determination in the Expert Arbitrator's opinion (cf.
           Section II.3.2.5). If the Expert Arbitrator finds himself incapable of making such determination, Seller and Purchaser shall each bear half the costs.

           The provisions of Sections III.5.4 and III.6.3 shall remain unaffected by this Section III.9.7.

           In all other respects, each party will bear its own costs, in particular the costs of its own advisers.

9.8. Until termination of this Agreement or Closing pursuant to the terms hereof, Seller will permit representatives of the Purchaser to have full access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to


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
           the Seeger-Orbis Business; provided however, that any such access shall be allowed only in such manner as not to interfere unreasonably with the operations of Seller's business.

9.9 This Agreement shall be subject to the laws of Germany with the exception of the German conflict of laws rules.

9.10       The exclusive place of jurisdiction is Frankfurt am Main.

9.11 The English version of this Agreement shall govern, regardless of any translation of this Agreement into German that may be prepared; provided, however, where German terms are provided in parentheses in this governing English version or where Exhibits have been prepared only in the German language as attached hereto, the German terms shall govern.

10.        MAILING ADDRESSES

10.1 Notices which are directed to Seller or TTC are to be sent in writing to the following address:

           Gerald C. Harvey, Esq.
           General Counsel
           TransTechnology Corporation
           150 Allen Road

           Liberty Corner, New Jersey 07938
           USA

           cc: Jurgen Reemers, Esq.
           Jones, Day, Reavis & Pogue
           Hochhaus am Park
           Gruneburgweg 102
           D-60323 Frankfurt am Main
           Germany


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
10.2 Notices which are directed to Purchaser or Barnes are to be sent in writing to the following address:

           Mr. Philip A. Goodrich
           Senior Vice President, Corporate Development
           Barnes Group Inc.
           123 Main Street

           Bristol, CT 06011-0489
           USA

           cc: Signe S. Gates, Esq.
           Senior Vice President, General Counsel and Secretary
           Barnes Group Inc.
           123 Main Street

           Bristol, CT 06011-0489
           USA

           cc: Andreas Hilfrich, Esq.
           Mayer, Brown & Platt Gaedertz
           Bockenheimer Landstrasse 98-100
           D-60323 Frankfurt am Main

10.3 Each party to this Agreement may at any time change its address by giving notice in writing to the other party.

                                       IV

THEREUPON APPEARED IN ADDITION

Mr. Jorg Rehder
Born March 27, 1962

Residing at Ingolstadter Stra(beta)e 26
60316 Frankfurt am Main

Identifying himself by submitting his valid German Identity Card No. 4010824656

Acting not for himself but exclusively for TTC under the power of attorney attached hereto as EXHIBIT C.


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
Dr. Bodo Schlosshan

born May 22, 1929
residing at Wilhelm-Beer-Weg 30, 60599 Frankfurt am Main personally known to the Notary Public

Acting not for himself but exclusively for Purchaser under notarially certified power of attorney dated January 29, 2002 a certified copy of which is attached hereto as EXHIBIT L.

The deponent Mr. Sven-Uwe Wolber is hereinafter also acting for Seller under authorization dated January 31, 2002.

The deponents requested that the exhibits listed hereinafter be attached to this notarial deed because they are the Exhibits referred to above under I through
III. The Exhibits have been prepared in the German language (with the exception of a number of exhibits prepared in the English language). The deponents Rehder, Schlosshan and Wolber, in addition to having command of the German language, have sufficient command of the English language of which the Notary Public assured himself. The Notary Public pointed out to these deponents that they can request a German translation of the English language Exhibits. However, the deponents stated that they do not request a German translation of the English language Exhibits.


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
LIST OF EXHIBITS OF PURCHASE AGREEMENT

Exhibit I.3.2(b)A        Draft of the Cancellation Consent (German)

Exhibit I.3.2(b)B        Draft of the Agreement on Release of Security (English)

Exhibit I.4.1: Unfulfilled administrative requirements, legal disputes etc. relating to the Sold Property (English)

Exhibit II.1.1.1: Status of the moveable fixed assets of the Seeger-Orbis Business as of September 30, 2001 (List, German)

Exhibit II.1.1.2: List of inventories pertaining to the Seeger-Orbis Business as of September 30, 2001 (German/English)

Exhibit II.1.1.3: Intangible assets pertaining to the Seeger-Orbis Business as per the Signing Date (German, partially English)

Exhibit II.1.1.4A: Material contracts pertaining to the Seeger-Orbis Business existing at the Signing Date (List, English)

Exhibit II.1.1.4B:       List of all Employment Contracts (English)

Exhibit II.1.1.4C: Listing of all purchase orders performable after the Closing Date. (English)

Exhibit II.1.1.4D: Listing of all other written and oral contracts and contract rights existing on the Closing Date which are not already listed on Exhibits II.1.1.4A, II.1.1.4B and II.1.1.4C. (English)

Exhibit II.1.1.11: List of Other Tangible or Intangible Assets to be transferred to Purchaser (None)

Exhibit II.1.1.12:       List of Seller's Bank Accounts (English)

Exhibit II.1.2.12: List of tangible or intangible assets to be excluded from the transfer to Purchaser (None)

Exhibit II.1.3.9: Drafts of report letters addressed to the competent Commercial Registers to report for registration the exclusion of the assumption by Purchaser of certain liabilities of Seller (German)

Exhibit II.3.2.1:        Calculation method for determining Net Assets (List,
                         English)

Exhibit II.4.1A:         List of Sold Assets not Owned by Seller (English)

Exhibit II.4.4A:         Infringed Administrative Security Regulations (None)

Exhibit II.4.6A: List of Employment Contracts which were terminated between March 31, 2001 and the Closing Date, including the following


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                         data: Name, title, age, date of commencement of
                         employment and date of termination of employment. (German)

Exhibit II.4.6B: List of employees who participate in the Early-Retirement/Part-Time-Programme
                         ("Altersteilzeit"), including the following data: Name, Active Phase, Passive Phase (Sabbatical), indication of written application and reoccupation of job vacancy. (German)

Exhibit II.4.6C: List of contracts which entitle the contract partner, in the event of a change of control occurring with respect to Seller, to terminate the contract in question. (English)

Exhibit II.4.9: List of the Pension Obligations of Seller as per September 30, 2001. (German)

Exhibit II.4.11: List of employment agreements of Seller with managers and employees providing for any severance payment to be made upon termination. (English)

Exhibit II.4.12: Increases of remuneration etc. of Seeger-Orbis employees in the period of six (6) months prior to the Signing Date. (List, English)

Exhibit II.4.13: List of all shop agreements and collective bargaining agreements as of the Signing Date. (English)

Exhibit II.4.15:         List of litigation matters pending at the Signing Date.
                         (English)

Exhibit II.4.16:         List of insurance contracts. (German)

Exhibit II.4.19: List of assets which are not sold to the Purchaser but which were used for the operation of the Seeger-Orbis Business in the same fashion as it has been operated since April 1, 2000. (None)

Exhibit III.3.1:         List of Competing Products and Services. (English)

Exhibit III.7.1(b):      Form of Service Agreement regarding pensions.

Exhibit III.9.1: List of persons, whose knowledge is imputable to Seller. (English)


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                                        V

                     Instructions and Concluding Provisions

1 The Notary Public has duly explained that the change in title in the Land Register regarding the Sold Property can only be registered provided that

1.1 an advance payment towards the costs of the Land Register has been made,

1.2 the tax authority has issued the clearance certificate pursuant to the Real Property Transfer Tax Act,

1.3      all necessary official approvals have been received,

1.4 the City of Konigstein has declared that it is not entitled to a statutory right of pre-emption regarding the Sold Property or that it will not exercise its statutory right of pre-emption.

2        The notary further advised the parties that:

2.1 the transfer of title to Purchaser will occur only upon Purchaser's entry as the new owner in the Land Register; provided, however, that no application for entry shall be filed before the Closing Date and the receipt by Seller of the payments pursuant to Sections I.3.1 and II.3.3

2.2 pursuant to the law, irrespective of deviating agreements between the parties, the contracting parties are jointly and severally liable for costs and real property transfer tax with regard to the Sold Property as well as for notarial fees arising from the recording of this Agreement,

2.3 the respective property owner is liable for the municipal and service fee assessments which are served upon him, and the property is liable for all outstanding public charges - irrespective of deviating agreements between the parties,


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2.4        it is necessary to incorporate in this Agreement all other related agreements because otherwise this Agreement could be null and void,

2.5 it is advisable to inspect the Register of Construction Charges (Baulastenverzeichnis), to have a separate tax consultation for the contracting parties and to obtain a certificate from the City of Konigstein regarding outstanding administrative charges or costs for the provision of public services.

3. The Notary Public is instructed to implement this Agreement, to procure any necessary private and official approvals and to make all applications to the Land Register. The declarations shall be deemed to be received by all parties upon receipt by the Notary Public unless these contain conditions or qualifications. In that event, they shall be forwarded directly to the parties and the Notary Public shall be provided with a copy.

           The Notary Public is further instructed and authorized to amend and modify the Land Register declarations contained in this notarial deed so as to remedy any formal complaints of the Land Register.

4. Purchaser and Seller instruct the Notary Public to file the application for the entry in the Land Register of Purchaser as the owner of the Sold Property, provided that (a) it is certain that statutory rights of pre-emption do not exist or that such rights will not be exercised, (b) the Notary Public has received all necessary official approvals and the clearance certificate from the tax authorities pursuant to the Real Property Transfer Tax Act, and (c) Seller has confirmed to the Notary Public in writing or Purchaser has demonstrated to the Notary Public that US$ 17,000,000 have been received by BHF Bank, the bank being released from its duty of confidentiality by Seller for this purpose.

           All applications to the Land Register shall be exclusively made by the Notary Public; the parties waive the right to personally make applications.


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5.         Where this Agreement provides for declarations to be made before or by the Notary Public, his representative or successor in office shall be deemed to be legally one and the same as the Notary Public.

The Land Register was not inspected by the Notary Public. The Notary Public had at hand a certified excerpt from the Land Register for Schneidhain of the Municipal Court of Konigstein im Taunus, folios 615 and 699, dated November 21, 2001. Its content was discussed with the deponents. After having been advised of their respective rights and the risks involved the parties nevertheless insisted on the recording of this Agreement to be effected today.

The Register of Construction Charges (Baulastenverzeichnis) was not inspected by the Notary Public. The Notary Public advised the parties of the risks involved. The parties nevertheless insisted on the recording of this Agreement to be effected today.

The German language Exhibits II.1.1.1, II.1.1.2, II.1.1.3 (partially), II.1.1.4.B, II.4.6.A, II.4.6.B, II.4.9 and II.4.16 were presented to the deponents Rehder, Schlosshan and Wolber and reference was made to them; the deponents Rehder, Schlosshan and Wolber read these Exhibits and took cognizance of their contents and thereupon signed these attachments privately page by page. After having been informed by the Notary Public of their right to have these Exhibits read to them, they waived this right.

The English language Exhibits II.1.1.3, II.1.1.4 a), II1.1.4 B, II.1.1.4 C,
II.1.1.4 D, II.1.1.12, II.3.2.1, II.4.6.C, II.4.12, II.4.13 and III.9.1 were presented to all deponents and reference was made to them; the deponents read these Exhibits and took cognizance of their contents and thereupon signed these attachments privately page by page. After having been informed by the Notary Public of their right to have these Exhibits read to them, they waived this right.

The German language Exhibits I.3.2 b) A, II.1.1.3 and II.1.3.9 were read aloud in German to the deponents Rehder, Schlosshan and Wolber and approved by them.

The minutes which are in the English language and the English language Exhibits
I.3.2 b) B, I.4.1.1, II.4.1.A, II.4.11, II.4.15 and III.3.1 were read aloud in
English to all deponents and approved by them (except for Part I through III of the minutes which were not read aloud to the deponents Rehder, Schlosshan and Wolber).


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All deponents have signed these minutes in their own hands, in the presence of the Notary Public, as follows:


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